An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Amendment No. 1

to

Preliminary Offering Circular

Subject to Completion. Dated October 30, 2020

Alt 5 Sigma, Inc.

Up to 10,000,000 Shares of Common Stock
Minimum purchase: 100 Shares of Common Stock ($500)

We are offering up to 10,000,000 Shares of Common Stock on a “best efforts” basis. Since there is no minimum amount of securities that must be purchased, all investor funds will be available to the company upon commencement of this Offering and no investor funds will be returned if an insufficient number of shares are sold to cover the expenses of this Offering and provide net proceeds to the company.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov

Prior to this offering, there has been no public market for our Common Stock. We intend on applying to list our Common Stock on the NASDAQ Capital Market (“NASDAQ”). If accepted by NASDAQ, our Common Stock will not commence trading on NASDAQ until a number of conditions are met, including that we have raised the minimum amount of offering proceeds necessary for us to meet the initial listing requirements of NASDAQ. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. In the event we do not meet NASDAQ’s initial listing qualification requirements, we intend to seek to have our Common Stock listed for quotation on the OTC Bulletin Board. This offering is not contingent upon receiving NASDAQ’s listing approval.

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These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filing after this offering.

	Number of Shares	Price to Public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share	1	$5.00	$-	$5.00	$0.00

Maximum Offering	10,000,000	$50,000,000	$-	$50,000,000	$0.00

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been subscribed, (2) the date which is one year from this Offering Statement being qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the company in its sole discretion.

This Offering Circular follows the disclosure format prescribed by Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

Alt 5 Sigma, Inc.

420 Lexington Avenue, Suite 2320, New York, NY, 10170

The date of this Offering Circular is October 30, 2020

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

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1. SUMMARY OF INFORMATION IN OFFERING CIRCULAR

The following summary highlights selected information contained in this Offering Circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this Offering Circular., including, but not limited to, the risk factors beginning on page 6. References to “Alt 5 Sigma,” “we,” “us,” “our,” or the “Company” mean Alt 5 Sigma, Inc.

Our Company

Alt 5 Sigma is a next generation blockchain-powered fintech company, providing technology for the issuance, trading, clearing, settlement, payment and custodianship of digital instruments. Headquartered in New York City, Alt 5 Sigma was created out of the necessity to provide the digital instrument economy with the best practices in security, accessibility, compliance and transparency.

Our proprietary core technology provides the ability to process millions of transactions per seconds, and enables our clients to receive digital instruments, send digital instruments, accept digital instruments as payment, utilize digital instruments to make payments, create and execute smart contracts, as well as buy, sell and hold digital instruments in a safe, and secure environment.

Our products and services are designed for use by banks, broker dealers, funds, family offices, professional traders, retail traders, digital asset exchanges, financial information providers, ecommerce and blockchain developers.

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This Offering

Securities offered	Maximum of 10,000,000 shares of Common Stock ($50,000,000) (the “Maximum Offering”)

Price per share	$5.00

Offering amount	$50,000,000

Shares of Common Stock outstanding before the Offering	16,428,526 shares as of September 30, 2020

Shares of Common Stock outstanding after the Offering	26,428,526 shares, assuming completion of the Maximum Offering

Proposed U.S. listing:

We intend on applying to list our Common Stock on the NASDAQ Capital Market (“NASDAQ”). Our Common Stock will not commence trading on NASDAQ until all of the following conditions are met: (i) we have raised the minimum amount of offering proceeds necessary for us to meet the initial listing requirements of NASDAQ; (ii) the offering is terminated; and (iii) we have filed a post-qualification amendment to the Offering Statement and a registration statement on Form 8-A (“Form 8-A”) under the Securities Exchange Act of 1934 (the “Exchange Act”), and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the offering in order that the Form 8-A may become effective as soon as practicable. Even if we meet the minimum requirements for listing on NASDAQ, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. As a result, you may experience a delay between the closing of your purchase of shares of our Common Stock and the commencement of exchange trading of our Common Stock. In the event we do not meet NASDAQ’s initial listing qualification requirements, we intend to apply to have our Common Stock listed for quotation on the OTC Bulletin Board. This offering is not contingent upon receiving NASDAQ’s listing approval.

Use of proceeds	The use of proceeds from the Offering will be used to fund the expansion and growth of the Company.

Risk factors

Investing in our shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this Offering Circular.

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2. RISK FACTORS

Investing in our shares involves risk. In evaluating the Company and an investment in our shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our shares. The following is a summary of the most significant factors that make this offering speculative or substantially risky. The company is still subject to all the same risks that all companies in its industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business and Industry

We have a limited operating history, which makes it difficult to predict our future operating results.

Alt 5 Sigma was incorporated in 2018. In 2018, we began offering the digital asset trading platform and custodian services solutions that was developed by our subsidiary, Alt 5 Sigma (Canada) Inc, formerly Societé Ava Inc, which was incorporated in 2013. As a result of our limited operating history, our ability to forecast our future operating results is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties (which we use to plan our business) are incorrect or change due to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We are an early stage company and have generated modest revenues since inception.

We have had only modest revenue over our two-year operating history. There is no assurance that we will be profitable or generate sufficient revenue in future. We believe that our ability to generate revenues will be hampered without successfully completing the current funding, which involves substantial risk. As a result, we are dependent upon the proceeds of this Offering and additional fund raises to be able to fulfill its international expansion of operation. If planned operating levels are changed, higher operating costs encountered, lower sales revenue received, more time is needed to implement the plan, or less revenue received than anticipated, current operation, more funds than currently anticipated may be required. Additional difficulties may be encountered during this stage of development, such as unanticipated problems relating to the financial industry demand, if additional capital is not available when required, if at all, or is not available on acceptable terms, we may be forced to modify or abandon its business plan.

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Failure to manage our growth may adversely affect our business or operations.

We are newly established company. If we experience unexpected levels of growth in our business, customer base, employee headcount and operations, it may places a significant strain on our management team and employees and on our operating and financial systems. To manage our future growth, we must continue to scale our business functions, improve our financial and management controls and our reporting systems and procedures and expand and train our work force. We anticipate that additional investments in sales personnel, technology and research and development spending will be required to:

•	scale our operations and increase productivity;
•	address the needs of our customers;
•	further develop and enhance our existing solutions and offerings;
•	develop new technology; and
•	expand our markets and opportunity under management, including into innovative solutions and geographic areas.

We cannot assure you that our controls, systems and procedures will be adequate to support our future operations or that we will be able to manage our growth effectively. We also cannot assure you that we will be able to continue to expand our market presence in the United States and other current markets or successfully establish our presence in other markets. Failure to effectively manage growth could result in difficulty or delays in deploying customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties, and any of these difficulties could adversely impact our business performance and results of operations.

Our solutions face intense competition in the marketplace. If we are unable to compete effectively, our operating results could be adversely affected.

The market for our solutions will become increasingly competitive, rapidly evolving and fragmented, and is subject to changing technology and shifting customer needs. Although we believe that our platform and the solutions that it offers are unique, many vendors develop and market products and services that compete to varying extents with our offerings, and we expect competition in our market to continue to intensify. Moreover, industry consolidation may increase competition. In addition, many companies have chosen to invest in their own internal reporting solutions and therefore may be reluctant to switch to solutions such as ours.

We compete with many types of companies, including providers of professional trading services, large brokerage houses and digital asset exchanges. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, more established customer bases and significantly greater financial, technical, marketing and other resources than we do. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. We could lose customers if our competitors introduce new competitive products and technologies, add new features, acquire competitive products, reduce prices, form strategic alliances with other companies or are acquired by third parties with greater available resources. In addition, if a prospective customer is currently using a competing solution, the customer may be unwilling to switch to our solutions without access to setup support services. If we are unable to provide those services on terms attractive to the customer, the prospective customer may be unwilling to utilize our solutions. If our competitors’ products, services or technologies become more accepted than our solutions, if they are successful in bringing their products or services to market earlier than ours, or if their products or services are more technologically capable than ours, then our revenue could be adversely affected. In addition, some of our competitors may offer their products and services at a lower price. If we are unable to achieve our target pricing levels, our operating results would be negatively affected. Pricing pressures and increased competition could result in reduced sales, reduced margins, losses or a failure to maintain or improve our competitive market position, any of which would adversely affect our business.

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If we do not keep pace with technological changes, our solutions may become less competitive and our business may suffer.

Our market is characterized by rapid and sudden technological change, frequent product and service innovation and evolving industry standards. If we are unable to provide enhancements and new features for our existing solutions or new solutions that achieve market acceptance or that keep pace with these technological developments, our business could be adversely affected. The success of enhancements, new features and solutions depends on several factors, including the timely completion, introduction and market acceptance of the enhancements or new features or solutions. Failure in this regard may significantly impair our revenue growth. In addition, because our solutions are designed to operate on a variety of systems, we will need to continuously modify and enhance our solutions to keep pace with changes in internet-related hardware, software, communication, browser and database technologies. We may not be successful in either developing these modifications and enhancements or in bringing them to market in a timely fashion. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development expenses. Any failure of our solutions to keep pace with technological changes or operate effectively with future network platforms and technologies could reduce the demand for our solutions, result in customer dissatisfaction and adversely affect our business.

If we fail to manage our technical operations infrastructure, our existing customers may experience service outages, and our new customers may experience delays in the deployment of our solutions.

As we experience growth in the number of users, it may strain projects our operations infrastructure. We seek to maintain sufficient excess capacity in our operations infrastructure to meet the needs of all of our customers. We also seek to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. In addition, we need to properly manage our technological operations infrastructure in order to support changes in hardware and software parameters and the evolution of our solutions, all of which require significant lead time. Our platform interacts with technology provided third-party providers, and our technological infrastructure depends on this technology. We have experienced, and may in the future experience, website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period. If we do not accurately predict our infrastructure requirements, our existing customers may experience service outages that may subject us to financial penalties, financial liabilities and customer losses. If our operations infrastructure fails to keep pace with increased sales, customers may experience delays as we seek to obtain additional capacity, which could adversely affect our reputation and our revenue.

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We rely on the services of third-party data center hosting facilities. Interruptions or delays in those services could impair the delivery of our service and harm our business.

Our platform has been developed with, and is based on, cloud computing technology. It is hosted pursuant to service agreements on servers by third-party service providers. We do not control the operation of these providers or their facilities, and the facilities are vulnerable to damage, interruption or misconduct. Unanticipated problems at these facilities could result in lengthy interruptions in our services. If the services of one or more of these providers are terminated, disrupted, interrupted or suspended for any reason, we could experience disruption in our ability to offer our solutions, or we could be required to retain the services of replacement providers, which could increase our operating costs and harm our business and reputation. In addition, as we grow, we may move or transfer our data and our customers’ data to other cloud hosting providers. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our service. Further, any damage to, or failure of, the cloud servers that we use could result in interruptions in our services. Interruptions in our service may damage our reputation, reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new customers. Our business would be harmed if our customers and potential customers believe our service is unreliable.

If the market for digital assets develops more slowly than we expect, our business could be harmed.

The market for digital assets, also known as, Digital Assets is not fully developed, and Digital Asset prices have been unstable over the past 12 months. In addition, the adoption of Digital Assets as a widely adopted means of commerce and/or accepted as an asset class is uncertain. Our success will depend to a substantial extent on the development of and growth in the adoption of Digital Asset. We may not be able to adjust our spending quickly enough if market growth falls short of our expectations or we may make errors in predicting and reacting to relevant business trends, either of which could harm our business. If the market for our digital assets does not evolve in the way we anticipate, our revenue may not grow or may decline, and our operating results would be harmed.

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The success of largely depends on our ability to provide reliable solutions to our customers. If a customer were to experience a product defect, a disruption in its ability to use our solutions or a security flaw, demand for our solutions could be diminished, we could be subject to substantial liability and our business could suffer.

Because our solutions are complex and we continually release new features, our solutions could have errors, defects, viruses or security flaws that could result in unanticipated downtime for our subscribers and harm our reputation and our business. Internet-based software frequently contains undetected errors or security flaws when first introduced or when new versions or enhancements are released. We might from time to time find such defects in our solutions, the detection and correction of which could be time consuming and costly. Since our customers use our solutions for financial transactions, any errors, defects, disruptions in access, security flaws, viruses, data corruption or other performance problems with our solutions could hurt our reputation and may damage our customers’ businesses. If that occurs, customers could elect not to renew, could delay or withhold payment to us or may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation. We could also lose future sales. In addition, if the public becomes aware of security breaches of our solutions, our future business prospects could be adversely impacted.

Any failure or interruptions in the internet infrastructure, bandwidth providers, data center providers, other third parties or our own systems for providing our solutions to customers could negatively impact our business.

Our ability to deliver our solutions is dependent on the development and maintenance of the internet and other telecommunications services by third parties. Such services include maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable internet access and services and reliable telecommunications systems that connect our operations. While our solutions are designed to operate without interruption, we may experience interruptions and delays in services and availability from time to time. We rely on systems as well as third-party vendors, including data center, bandwidth, and telecommunications equipment providers, to provide our solutions. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationship with our customers.

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Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and our financial results.

Once our solutions are deployed, our customers depend on our customer success organization to resolve technical issues relating to our solutions. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by our competitors. Increased customer demand for these services, without corresponding revenue, could increase costs and adversely affect our operating results. In addition, our sales process is highly dependent on our solutions and business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, our ability to sell our solutions to existing and prospective customers, and our business, operating results and financial position.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork, passion and focus on execution that we believe contribute to our success, and our business may be harmed.

We believe our corporate culture is a critical component to our success. We have invested substantial time and resources in building our team. As we grow and develop the infrastructure of a public company, we may find it difficult to maintain our corporate culture. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel and effectively focus on and pursue our corporate objectives.

We depend on our senior management team and other key employees, and the loss of one or more key employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. We also rely on our leadership team and other mission-critical individuals in the areas of research and development, marketing, sales, services and general and administrative functions. From time to time, there may be changes in our management team resulting from the hiring or departure of executives or other key employees, which could disrupt our business. Our senior management and key employees are generally employed on an at-will basis, which means that they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees could have a material adverse effect on our business.

Our ability to attract, train and retain qualified employees is crucial to our results of operations and any future growth.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these individuals is intense, especially for engineers with high levels of experience in designing and developing software and internet-related services, senior sales executives and professional services personnel with appropriate financial reporting experience. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees have breached their legal obligations or that we have induced such breaches, resulting in a diversion of our time and resources. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.

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Data security concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our solutions and adversely affect our business.

We manage digital assets owned by customers and documentation related to our customers’ finances and digital asset transactions. Privacy and data security are rapidly evolving areas of regulation, and additional regulation in those areas, some of it potentially difficult and costly for us to accommodate, is frequently proposed and occasionally adopted. Changes in laws restricting or otherwise governing data and transfer thereof could result in increased costs and delay operations.

In addition to government activity, the technology industry and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the processing of private and confidential information were to be curtailed in this manner, our software solutions may be less effective, which may reduce demand for our solutions and adversely affect our business. Furthermore, government agencies may seek to access sensitive information that our customers upload to our service providers or restrict customers’ access to our service providers. Laws and regulations relating to government access and restrictions are evolving, and compliance with such laws and regulations could limit adoption of our services by customers and create burdens on our business. Moreover, regulatory investigations into our compliance with privacy-related laws and regulations could increase our costs and divert management attention.

If we or our service providers fail to keep our customers’ information confidential or otherwise handle their information improperly, our business and reputation could be significantly and adversely affected.

If we fail to keep customers’ proprietary information and documentation confidential, we may lose existing customers and potential new customers and may expose them to significant loss of revenue based on the premature release of confidential information. While we have security measures in place to protect customer information and prevent data loss and other security breaches, these measures may be breached as a result of third-party action, employee error, malfeasance or otherwise. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures.

In addition, our service providers (including, without limitation, hosting facilities, disaster recovery providers and software providers) may have access to our customers’ data and could suffer security breaches or data losses that affect our customers’ information.

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If an actual or perceived security breach or premature release occurs, our reputation could be damaged and we may lose future sales and customers. We may also become subject to civil claims, including indemnity or damage claims in certain customer contracts, or criminal investigations by appropriate authorities, any of which could harm our business and operating results. Furthermore, while our errors and omissions insurance policies include liability coverage for these matters, if we experienced a widespread security breach that impacted a significant number of our customers for whom we have these indemnity obligations, we could be subject to indemnity claims that exceed such coverage.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success substantially depends upon our proprietary methodologies and other intellectual property rights. Unauthorized use of our trade secret by third parties may damage our brand and our reputation. We rely on a trade secret laws, employee and third-party non-disclosure and non-competition agreements and other methods to protect our intellectual property. However, unauthorized parties may attempt to copy or obtain and use our technology to develop products with the same functionality as our solutions. We cannot assure you that the steps we take to protect our intellectual property will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to protect our intellectual property. United States federal and state intellectual property laws offer limited protection, and the laws of some countries provide even less protection. Moreover, changes in intellectual property laws, such as changes in the law regarding the patentability of software, could also impact our ability to obtain protection for our solutions. In addition, patents may not be issued with respect to our pending or future patent applications. Those patents that are issued may not be upheld as valid, may be contested or circumvented, or may not prevent the development of competitive solutions.

We might be required to spend significant resources and divert the efforts of our technical and management personnel to monitor and protect our intellectual property. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Any failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and adversely impact our business.

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Assertions by third parties of infringement or other violations by us of their intellectual property rights could result in significant costs and harm our business and operating results.

Our success depends upon our ability to refrain from infringing upon the intellectual property rights of others. Some companies, including some of our competitors, own large numbers of patents, copyrights and trademarks, which they may use to assert claims against us. As we grow and enter new markets, we will face a growing number of competitors. As the number of competitors in our industry grows and the functionality of products in different industry segments overlaps, we expect that software and other solutions in our industry may be subject to such claims by third parties. Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. We cannot assure you that infringement claims will not be asserted against us in the future, or that, if asserted, any infringement claim will be successfully defended. A successful claim against us could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

If we fail to continue to develop our brand, our business may suffer.

We believe that continuing to develop and maintain awareness of our brand is critical to achieving widespread acceptance of our solution and is an important element in attracting and retaining customers. Efforts to build our brand may involve significant expense and may not generate customer awareness or increase revenue at all, or in an amount sufficient to offset expenses we incur in building our brand.

Promotion and enhancement of our name and the brand names of our solutions depends largely on our success in being able to provide high quality, reliable and cost-effective solutions. If customers do not perceive our solutions as meeting their needs, or if we fail to market our solutions effectively, we will likely be unsuccessful in creating the brand awareness that is critical for broad customer adoption of our solutions. That failure could result in a material adverse effect on our business, financial condition and operating results.

Demand for our solutions is subject to legislative or regulatory changes and volatility in demand, which could adversely affect our business.

The market for our solutions depends in part on the requirements of the SEC and other regulatory bodies. Any legislation or rulemaking substantially affecting the content or method of trading to be filed with these regulatory bodies could have an adverse effect on our business. In addition, evolving market practices in light of regulatory developments could adversely affect the demand for our solutions.

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We may need to raise additional capital, which may not be available to us.

We will require substantial funds to support the implementation of our business plan. Our future liquidity and capital requirements are difficult to predict as they depend upon many factors, including the success of our solutions and competing technological and market developments. In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions, a decline in the level of customer prepayments or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons, and we may not be able to timely secure additional debt or equity financing on favorable terms, or at all. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

We operate and offer our services in many jurisdictions and, therefore, may be subject to federal, state, local and foreign taxes that could harm our business.

As an organization that operates in many jurisdictions in the United States and around the world, we may be subject to taxation in several jurisdictions with increasingly complex tax laws, the application of which can be uncertain. The authorities in these jurisdictions, including state and local taxing authorities in the United States, could successfully assert that we are obligated to pay additional taxes, interest and penalties. In addition, the amount of taxes we pay could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and operating results. The authorities could also claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could have a material impact on us and the results of our operations. In addition, we may lose sales or incur significant costs should various tax jurisdictions impose taxes on either a broader range of services or services that we have performed in the past. We may be subject to audits of the taxing authorities in any such jurisdictions that would require us to incur costs in responding to such audits. Imposition of such taxes on our services could result in substantially unplanned costs, would effectively increase the cost of such services to our customers and could adversely affect our ability to retain existing customers or to gain new customers in the areas in which such taxes are imposed.

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Some of the jurisdictions in which we operate may give us the benefit of either relatively low tax rates, tax holidays or government grants, in each case that are dependent on how we operate or how many jobs we create and employees we retain. We plan on utilizing such tax incentives in the future as opportunities are made available to us. Any failure on our part to operate in conformity with applicable requirements to remain qualified for any such tax incentives or grants may result in an increase in our taxes. In addition, jurisdictions may choose to increase rates at any time due to economic or other factors. Any such rate increase could harm our results of operations.

In addition, changes to U.S. tax laws that may be enacted in the future could impact the tax treatment of our foreign earnings. Due to expansion of our international business activities, any changes in the U.S. taxation of such activities could increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

We are subject to general litigation that may materially adversely affect us.

From time to time, we may be involved in disputes or regulatory inquiries that arise in the ordinary course of business. We expect that the number and significance of these potential disputes may increase as our business expands and our company grows larger. While our agreements with customers limit our liability for damages arising from our solutions, we cannot assure you that these contractual provisions will protect us from liability for damages in the event we are sued. Although we may carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time, and result in the diversion of significant operational resources. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, financial condition, results of operations and prospects.

We are controlled by our Chairman/founders, whose interests may differ from those of the other shareholders.

As of the date of this Offering Circular, our Founder, Andre Beauchesne beneficially owns 55.6% shares of our Common Stock, and his majority ownership might continue even after this Offering is completed. Therefore, Mr. Beauchesne is now and could be in the future in a position to elect or change the members of the board of directors and to control our business and affairs including certain significant corporate actions, including but not limited to acquisitions, the sale or purchase of assets and the issuance and offering of our shares. The Company also may be prevented from entering into transactions that could be beneficial to the other holders of the shares without Mr Beauchesne’s consent. Mr. Beauchesne interests might differ from the interests of other shareholders.

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Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this Offering Circular. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. We have irrevocably elected to “opt out” of the exemption for the delayed adoption of certain accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We depend on key personnel

Our future success depends on the efforts of key personnel, including its senior executive team. We doe not currently carry any key man life insurance on its key personnel or its senior executive team. Regardless of such insurance, the loss of services of any of these or other key personnel may have an adverse effect on the Company. There can be no assurance that we will be successful in attracting and retaining the personnel.

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Legal claims could be filed that would have a material adverse effect on our business, operating results and financial condition. We may in the future face risks of litigation and liability claims on technological liability and other matters, the extent of such exposure can be difficult or impossible to estimate and which can negatively impact our financial condition and results of operations.

Although there is no current pending litigation against us, in the future, clients or competitors may threaten lawsuit for what they believe to be infractions against themselves.

Our operations are subject to numerous US laws and regulations relating to the protection of the public and necessary disclosures in regards to financial services. Liability under these laws involves inherent uncertainties. Violations of financial regulation laws are subject to civil, and, in some cases, criminal sanctions. Although we are not aware of any compliance related issues, we may not have been, or may not be, at all times, in complete compliance with all requirements, and we may incur costs or liabilities in connection with such requirements. We may also incur unexpected interruptions to our operations, administrative injunctions requiring operation stoppages, fines and other penalties. Continued government and public emphasis on financial issues may require increased future investments for service or technology adjustments at new or ongoing operations, which could negatively impact our financial condition and results of operations.

There can also be no assurance that any insurance coverage we take will be adequate or that we will prevail in any future cases. We can provide no assurance that we will be able to obtain liability insurance that would protect us from any such lawsuits. We are not currently subject to any claims from our employees or customers; however, we may be subject to such claims in the future. In the event that are not covered by insurance, our management could expend significant time addressing any such issues.

Our results of operations may be adversely affected by fluctuations in Digital Asset prices and we may not have adequately hedged against them.

The price for Bitcoin and other Digital Assets has historically and in the future, can change rapidly due to a wide range of economic, political and other conditions. Since part of our revenue will be based upon percentage based fees, lower Digital Asset prices may effect our revenue. In addition, unstable prices for Bitcoin and other Digital Assets may cause clients to decrease their trading volume which would effect our revenue. At the time being, we have now way to adequately hedge price swings to prevent an adverse affect our profitability.

Fraud risks

There are various types of fraud which may adversely affect our business. Unfortunately, there are some countries which are renowned for harboring fraudulent actors. We may prove, in some cases, unable to detect fraudulent activities.

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We may not satisfy NASDAQ’s initial listing standards and, even if we do, we may experience a delay in the initial trading of our Common Stock on NASDAQ.

We intend on applying to list our Common Stock on the NASDAQ Capital Market (“NASDAQ”). Our Common Stock will not commence trading on NASDAQ until a number of conditions are met, including that we have raised the minimum amount of offering proceeds necessary for us to meet the initial listing requirements of NASDAQ, which we currently estimate to be approximately $5 million under Net Equity Standard. There is no guarantee that we will be able to sell a sufficient number of shares to raise this amount of offering proceeds. Assuming we sell a sufficient number of shares to list on NASDAQ, we expect trading to commence following the Termination Date of this offering. However, we may wait before terminating the offering and commencing the trading of our Common Stock on NASDAQ in order to raise additional proceeds. In addition, in order to list, we will be required to, among other things, file with the SEC a post-qualification amendment to the Offering Statement, and then file an SEC Form 8-A in order to register our shares under the Exchange Act. The post-qualification amendment of the Offering Statement is subject to review by the SEC, and there is no guarantee that such amendment will be qualified quickly after filing. Any delay in the qualification of the post-qualification amendment may cause a delay in the initial trading of our Common Stock on NASDAQ. For all of the foregoing reasons, you may experience a delay between the closing of your purchase of our Common Stock and the commencement of exchange trading of our Common Stock. In the event we do not meet NASDAQ’s initial listing qualification requirements, we intend to apply to have our Common Stock listed on another national securities exchange. This offering is not contingent upon receiving NASDAQ’s listing approval.

Risks Related to Our Offering and Ownership of Our Common Stock

There has been no prior public market for our Common Stock, the stock price of our Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the offering price.

There has been no public market for our Common Stock prior to this offering and there can be no assurance that a public market will develop. The offering price for our Common Stock may vary from the market price of our Common Stock if a trading market does develop. If you purchase shares of our Common Stock in this offering, you may not be able to resell those shares at or above the offering price. If a market for our Common Stock does develop, the market price of our Common Stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	overall performance of the equity markets;

•	the development and sustainability of an active trading market for our Common Stock;

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•	our operating performance and the performance of other similar companies;

•	changes in the estimates of our operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our Common Stock;

•	press releases or other public announcements by us or others, including our filings with the SEC;

•	announcements of technological innovations, new applications, features, functionality or enhancements to products, services or products and services by us or by our competitors;

•	announcements of acquisitions, strategic alliances or significant agreements by us or by our competitors;

•	announcements of customer additions and customer cancellations or delays in customer purchases;

•	announcements regarding litigation involving us;

•	recruitment or departure of key personnel;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	our entry into new markets;

•	regulatory developments in the United States or foreign countries;

•	the economy as a whole, market conditions in our industry, and the industries of our customers;

•	the expiration of market standoff or contractual lock-up agreements;

•	the size of our market float; and

•	Any other factors discussed in this Offering Circular.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

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We may never have a public market for our common stock or may never trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our securities. Our shares are not and have not been listed or quoted on any exchange or quotation system.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act (when applicable to us), as well as rules implemented by the SEC, and the NASDAQ Capital Market. In addition, our management team will also have to adapt to the requirements of being a public company. We expect complying with these rules and regulations will substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, prospects, financial condition and operating results.

As a public company, we also expect that it may be more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

Because the offering price of our Common Stock will be substantially higher than the pro forma net tangible book value per share of our outstanding Common Stock following this offering, new investors will experience immediate and substantial dilution.

The offering price is substantially higher than the pro forma net tangible book value per share of our Common Stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our Common Stock in this offering, based on the offering price of $5.00 per share, you will experience immediate dilution of $3.26 per share, the difference between the price per share you pay for our Common Stock and its pro forma net tangible book value per share as of June 30, 2020, after giving effect to the issuance of shares of our Common Stock in this offering and assuming that the maximum number of shares are sold in this Offering. In addition, upon the completion of this offering, there will be options to purchase shares of our Common Stock outstanding, based on the number of such awards outstanding on. To the extent shares of Common Stock are issued with respect to such awards in the future, there will be further dilution to new investors.

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NASDAQ, or other securities exchange, may delist our Common Stock from trading on its exchange, which could limit stockholders’ ability to trade our Common Stock.

In the event we are able to list our Common Stock on the NASDAQ Capital Market or other national securities exchange, we will be required to meet continued listing standards on an ongoing basis in order to continue the listing of our Common Stock. If we fail to meet these continued listing requirements, our Common Stock may be subject to delisting. If our Common Stock is delisted and we are not able to list our Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our Common Stock would be negatively affected. If one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, our Common Stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our Common Stock price and trading volume to decline.

We may fail to meet our publicly announced guidance or other expectations about our business, which would cause our stock price to decline.

We expect to provide guidance regarding our expected financial and business performance, such as projections regarding sales and production, as well as anticipated future revenues, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and our guidance may not ultimately be accurate. Our guidance is based on certain assumptions such as those relating to anticipated production and sales volumes and average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance is not accurate or varies from actual results due to our inability to meet our assumptions or the impact on our financial performance that could occur as a result of various risks and uncertainties, the market value of our Common Stock could decline significantly.

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We have broad discretion in the use of the net proceeds from our offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from our offering. We will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from our offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Substantial future sales of shares by our stockholders could negatively affect our stock price after this offering.

Sales of a substantial number of shares of our Common Stock in the public market after this offering, particularly sales by our directors, executive officers, and significant stockholders, or the perception that these sales might occur or if there is a large number of shares of our Common Stock available for sale, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. Upon completion of this offering, and assuming the maximum number of shares are sold, we will have 23,395,193 million shares of Common Stock outstanding.

All of the shares of Common Stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. Substantially all of the remaining shares of Common Stock outstanding after this offering, based on shares outstanding as of September 30, 2020, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least one year after the date of this Offering Circular. These shares will become available to be sold one year and one day after the date of this Offering Circular.

We may in the future create equity incentive plans, which may at that time require us to file a registration statement under the Securities Act as soon as practicable after the expiration of the lock-up period to cover the issuance of shares upon the exercise or vesting of awards granted or otherwise purchased under those plans. As a result, any shares issued or granted under the plans after the lock-up period has expired also may be freely tradable in the public market. If equity securities are issued under the plans, if implemented, and it is perceived that they will be sold in the public market, then the price of our Common Stock could decline substantially.

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No holders of any shares of our Common Stock have rights to require us to file registration statements for the public resale of such shares.

The concentration of our Common Stock ownership with our executive officers, directors and affiliates will limit your ability to influence corporate matters.

Our executive officers, directors and owners of 5% or more of our outstanding Common Stock and their respective affiliates beneficially owned, in the aggregate 100% of our outstanding Common Stock as of September 30, 2020 and we anticipate that upon the completion of the maximum offering, that same group will beneficially own at least 50% of our outstanding Common Stock. These stockholders will therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. This ownership could affect the value of your shares of Common Stock.

There are legal restrictions on the resale of the common shares offered that are penny stocks. These restrictions may adversely affect your ability to resell your stock.

Our Common Stock may be subject to the penny stock rules under the Exchange Act. These rules regulate broker/dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our Common Stock. If our Common Stock is subject to the penny stock rules, our stockholders may find it more difficult to sell their shares.

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3. DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our capital share after this Offering. The following table demonstrates the dilution that new investors will experience relative to our net tangible book value as of June 30, 2020 of ($2,502,613). Net tangible book value is the aggregate amount of our tangible assets, less its total liabilities. The table presents three scenarios: a $5.0 million raise from this Offering, a $25.0 million raise from this Offering and a fully subscribed $50.0 million raise from this Offering.

	$5,000,000 Raise	$25,000,000 Raise	$50,000,000 Raise
Price of Common Share	$5.00	$5.00	$5.00
Common Shares Issued	1,000,000	5,000,000	10,000,000
Capital Raised	$5,000,000	$25,000,000	$50,000,000
Less: Offering Costs	$(500,000)	$(500,000)	$(500,000)
Net Offering Proceeds	$4,500,000	$24,500,000	$48,500,000
Net Tangible Book Value Pre-Offering	$(2,502,613)	$(2,502,613)	$(2,502,613)
Net Tangible Book Value Post-Offering	$1,997,387	$21,997,387	$45,997,387

Common Shares Issued and Outstanding Pre-Offering[1]	16,428,526	16,428,526	16,428,526

Common Shares Issued and Outstanding Post-Offering,[2]	17,428,526	21,428,526	26,428,526

Net Tangible Book Value per Share Prior to Offering	$(0.15)	(0.15)	(0.15)

Net Tangible Book Value per Share After Offering	$0.11	1.03	1.74

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Current shareholders	16,428,526	62%	$1,900,325	3%	$0.17
New Investors	10,000,000	38%	$50,000,000	97%	$5.00
Total	26,428,526	100.0%	$51,900,325	100.0%

Another important way of assessing dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an offering, another crowd funding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before.

1 As of September 30, 2020.

2 For the purpose of Dilution, the net tangible book value has been considered based on the combined net tangible book value

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4. PLAN OF DISTRIBUTION

We are offering a maximum of 10,000,000 Shares of Common Stock on a direct offering basis. All subscribers will be instructed by the company or its agents to transfer funds by wire or ACH transfer directly to the Company.

The Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been subscribed, (2) the date which is one year from this Offering Statement being qualified by the Commission, or (3) the date at which the Offering is earlier terminated by the company in its sole discretion.

The Offering Statement has been qualified by the Securities and Exchange Commission on [  ], 2020; the Company shall accept tenders of funds to purchase the shares. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be transferred directly to the Company. Each time the company accepts funds directly from the investors is defined as a “Closing”.

We intend on applying to list the shares of our common stock sold in this Offering on the NASDAQ Capital Market. In order to list, the NASDAQ Capital Market requires that, among other criteria, at least 1,000,000 publicly-held shares of our common stock be outstanding, the shares be held in the aggregate by at least 300 round lot holders, the market value of the publicly-held shares of our common stock be at least $5 million, our stockholders’ equity after giving effect to the sale of our shares in this offering be at least $4 million, the bid price per share of our common stock be $4.00 or more, and there be at least three registered and active market makers for our common stock. However, this offering is not contingent upon receiving NASDAQ’s listing approval. In the event we do not meet NASDAQ’s initial listing qualification requirements, we intend to apply to have our Common Stock listed for quotation on the OTC Bulletin Board.

NASDAQ Listing

We intend on applying to have our common stock approved for listing on the NASDAQ Capital Market. If the application is approved, we anticipate that trading on the NASDAQ Capital Market will commence on the day following the completion of the offering made by this prospectus. Our receipt of a listing approval letter is not the same as an actual listing on the NASDAQ Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this offering sufficient to satisfy applicable listing criteria, our common stock will in fact be listed. However, this offering is not contingent upon receiving NASDAQ’s listing approval. In the event we do not meet NASDAQ’s initial listing qualifications, we intend to apply to have our Common Stock listed for quotation on the OTC Bulletin Board.

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Transfer Agent

The transfer agent and registrar for our common stock is Issuer Direct, Inc., as the transfer agent. The address of the transfer agent and registrar is 500 Perimeter Park Drive, Suite D, Morrisville NC 27560 and its telephone number is (919) 481-4000.

.

No Public Market

Prior to this offering, there has been no public market for our common stock. In determining the offering price, we have considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the us

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by us.

We cannot assure investors that an active trading market will develop for shares of our NASDAQ common stock, or that the shares will trade in the public market at or above the offering price.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

-	Execute and deliver a subscription agreement; and
-	Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “Alt 5 Sigma, Inc.”. The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within ninety (90) days of the close of the offering.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or

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5. USE OF PROCEEDS

We estimate that, at a per share price of $5.00, the net proceeds from the sale of the 10,000,000 shares of common stock in this Offering will be approximately $49,500,000, after deducting the estimated offering expenses of up to $500,000

The net proceeds of this Offering will be used to fund four key areas: (i) hiring additional key members of the management team; (ii) developing (diversified) operation infrastructure; (iii) continuing development of technology and product lineup; and (iv) expanding sales, marketing, and operation capabilities.

Accordingly, we expect to use the net proceeds, estimated as discussed above, as follows, if we raise the maximum offering amount:

	Maximum Offering
	Amount	Percentage
Product Development	$$12,500,000	25%
Sales & Marketing	$$22,000,000	45%
Working Capital (1)	$$15,000,000	30%
Total	$49,500,000	100.0%

_________________

(1) A portion of working capital will be used for officers’ salaries.

Because the Offering is being made without a minimum offering amount, we may close the Offering without sufficient funds for all the intended proceeds set out above.

If the Offering size were to be $12.5 million, the net proceeds will be approximately $12,000,000 after deducting estimated offering expenses of up to $500,000. In the event of an Offering of that size, we expect to use the net proceeds as follows: Approximately $3,125,000 on product development, approximately $5,125,000 on sales and marketing, and approximately $3,750,000 for working capital.

If the Offering size were to be $25.0 million, the net proceeds will be approximately $24,500,000 after deducting estimated offering expenses of up to $500,000. In the event of an Offering of that size, we expect to use the net proceeds as follows: Approximately $6,250,000 on product development, approximately $10,750,000 on sales and marketing and approximately $7,500,000 for working capital.

The foregoing information is an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category or another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this Offering in short-term, interest-bearing securities.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

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6. DESCRIPTION OF BUSINESS

Alt 5 Sigma Inc. (the “Company”) was formed and incorporated in the State of Delaware on March 5, 2018 under the name Buttonwood ARCA Inc. and on March 28, 2018 changed its name to Alt 5 Sigma Inc.

The Company is headquartered in New York City, and its primary office is located at 420 Lexington Avenue, Suite 2320, New York, NY 10170. We have additional offices in Montreal and Toronto Canada.

Alt 5 Sigma Overview

Alt 5 Sigma is a next generation blockchain-powered fintech company, providing technology for the issuance, trading, clearing, settlement, payment and custodianship of digital instruments. Headquartered in New York City, Alt 5 Sigma was created by out of the necessity to provide the digital instrument economy with the best practices in security, accessibility, compliance and transparency.

Alt 5 Sigma proprietary core technology provides the ability to process millions of transactions per seconds, and enables our clients to receive digital instruments, send digital instruments, accept digital instruments as payment, utilize digital instruments to make payments, create and execute smart contracts, as well as buy, sell and hold digital instruments in a safe, and secure environment.

Alt 5 Sigma’s products and services are designed for use by banks, broker dealers, funds, family offices, professional traders, retail traders, digital asset exchanges, financial information providers, ecommerce and blockchain developers.

Our Goals:

The Company has developed corporate strategies to develop products and services based on four key fundamentals:

Safety, Security and Trust

Develop and deploy products and services that increase our clients and customers’ trust in our organization.

Accessibility

Develop and deploy products and services that are easy to use, accessible everywhere and with no barriers.

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Regulations

Develop and deploy the best practices in the industry to comply with KYC, AML, reporting and always be at the forefront of all regulatory requirements.

Transparency

Develop and deploy the best practice in financial reporting, as well as the best practice in communication of all material events for all stakeholders i.e. customers, shareholders, suppliers, and employees.

Background

Corporate History and Organizational Structure

Alt 5 Sigma Inc. (the “Company”) was formed and incorporated in the State of Delaware on March 5, 2018 under the name Buttonwood ARCA Inc. On March 28, 2018, the Company changed its name to Alt 5 Sigma.

The Company entered into a Share Exchange and Reorganization Agreement on March 21, 2018 with Societe AVA Inc., a Canadian corporation, and as a result Societe AVA Inc. became a wholly-owned subsidiary of the Company. On March 28, 2018 the Company changed the name of its Societe AVA subsidary. to Alt 5 Sigma (Canada) Inc.

In October 2019, Alt 5 Sigma (Canada) Inc. acquired MiningCrypt Inc., a small Canadian crypto mining company. On November 25, 2019, MningCrypt Inc. changed its name to Alt 5 AI Inc., and is a wholly-owned subsidiary of Alt 5 Sigma (Canada) Inc.

Alt 5 Pro Trade LLC is a wholly owned subsidiary of Alt 5 Sigma (Canada) Inc. was incorporated in the country of Saint-Vincent and the Grenadines on February 21, 2020.

Executive Summary

Alt 5 Sigma is a next generation blockchain-powered fintech company, providing technology for the issuance, trading, clearing, settlement, payment and custodianship of digital instruments. Headquartered in New York City, Alt 5 Sigma was created by financial industry specialists out of the necessity to provide the digital instrument economy with the best practices in security, accessibility, compliance and transparency.

Alt 5 Sigma proprietary core technology provides the ability to process millions of transactions per seconds, and enables our clients to receive digital instruments, send digital instruments, accept digital instruments as payment, utilize digital instruments to make payments, create and execute smart contracts, as well as buy, sell and hold digital instruments in a safe and secure environment.

Alt 5 Sigma’s products and services are designed for use by banks, broker dealers, funds, family offices, professional traders, retail traders, digital asset exchanges, financial information providers, eCommerce and blockchain developers.

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Our Solutions:

Our proprietary technology known as Alt 5 Core, primarily an order management and order matching system enabling up to five million transactions per second, is the base on which all of products and services are built to address various target market or market segments.

We provide complete turnkey solutions to our clients from order entry, order management, order routing, order matching, trade execution, confirmation, settlement and custodian services. Our products and services are sold either direct to professional traders, institutions, and or under a white label license agreement, and or through co-branded and or FIX API integration.

Alt 5 Sigma, provides its clients, end-user members and customers turnkey solutions for the buying, selling and holding of digital instruments as well as services permitting the receipt of payment and or making payments with digital instruments.

Our products and services are also offered through co-branded, white label and FIX API integration relationships.

Our extensive collaborators network which includes Galaxie Digital, Cumberland, Aquanow, ErisX, Bitgo, PrimeTrust, Signature Bank, TD, RBC, GardaWorld, Wynston Hill Capital, provides the highest industry level of security and compliance for Digital Instrument Custodian services, including but not limited to insurance coverage, and independent audit. Alt 5 Sigma currently supports USD, CAD, EURO, and expects to add GBP, JPY and HK in 2021.

Features of Our Alt 5 Core Platform

Technology

•	Ability to offer multiple digital assets	•	Accept fiat deposits (USD, CAD, EUR) GBP to be added.
•	Support 24/7	•	9 supported order types including market, limit and stop
•	Complete backend control through a customizable administration dashboard.	•	Endpoints supporting connections to trading interfaces, API, and related user-directed systems
•	Audit trades for clients	•	Integrated system to document customer KYC for onboarding process
•	Automated trade confirmation email and customized Monthly statements	•	Connect to FIX, Binary, WebSocket, REST and custom APIs.
•	Ability to place edit and cancel limit orders into order book via API	•	Run reports, transactions, treasury
•	Matching Engine – 1 million transactions per seconds	•	Unlimited user profile
•	Unlimited Accounts per user

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Security

•	Global setting protections in force to prevent unauthorized account activity, including unusual withdrawal requests.	•	Internal Service interaction utilize separate authentication contexts and are not exposed to the Internet
•	All exchange data is replicated and backed up in real-time.	•	All website data is transmitted via encrypted transport layer security (TLS) connections (i.e. HTTPS)
•	Built in protection against brute force denial of service (DoS) and distributed denial of service (DDoS) attacks and active whitelist/blacklist management control.	•	Cold Storage Wallet Management
		•	Encrypted User Information
		•	Two Factor authentication

Custodian

•	Custodian Services for FIAT (USD, CAD, EUR) with GBP to be added and Digital Assets, to include Bitcoin SV	•	Custom Vaults and Security by Garda World ISAE-3402 Certified
•	Highest Certification of encryption (EAL5+, AIS-31)	•	Audited positions of hot and cold digital assets
•	Hardware and Titanium Cold Storage Wallets

Liquidity / Execution

•	Best Price and Execution	•	BTC/USD, ETH/USD, LTC/USD, XMR/USD, XRP/USD, IOTA/USD and BSV/USD and other Fiat pairs to be added.
•	Proprietary Order Routing and Execution

Trading Features

•	Multiple available views, including price chart, depth chart, order book and recent trades ticker.	•	11 available trendlines styles including rays, angles and arrows
•	Live order book displays buy and sell orders with live spread calculation.	•	18 available pitchforks styles including pitchforks, Gann boxes, and Fibonacci’s
•	Six chart styles including line, bar, area and candles.	•	9 available brushes including ellipses, triangles and rectangles
•	Ability to set custom chart durations ranging from one minute to years	•	12 available test box styles including flag marks, arrows and price labels
•	Ability to customize color and styles of bars, borders, wicks, price lines, backgrounds and grid	•	14 available pattern descriptors including cypher, ABCD and Elliott formations
•	Multiple scale styles including auto, percentage and logarithmic	•	9 available forecasting markers including bars, ghosts, spreads and areas
•	Ability to report block trade Integrated ability to save current chart view to jpeg	•	300+ available icons to mark up charts.
•	58 available indicators including linear	•	Custom area measurement tool to find duration percentage change and price change Automatic calculation of fees included in order price
•	Regression curves, moving averages and oscillators	•	Multiple custom user reports including trade activity, transaction activity, and treasury activity
•	Ability to draw custom trendlines, pitchforks, and more that scales and move with chart.

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Our Product Offerings and Targeted Market:

Alt 5 Pro -www.alt5pro.com

Our Alt 5 Pro is intended for professional traders as well as institutional trading desks who seek a complete market depth and liquidity to execute buy, sell and or hold digital instruments.

The Alt 5 Pro proprietary trading platform enables customers to buy, sell and hold digital instruments including Bitcoin, Bitcoin Cash, Bitcoin SV, Ethereum, LiteCoin, Ripple, Physical Gold and Physical Silver. Alt 5 Pro supports transactions in US dollars, the Canadian dollars and the Euro.

Alt 5 Pro currently has a total of 2,571 registered customers as of September 30, 2020.

and is available online at www.alt5pro.com as well as through an application that can be downloaded at the Apple iStore and Google Play.

Alt 5 Pay - www.alt5pay.com

Alt 5 Pay is a digital instrument payment processing system which enables merchants to accept Bitcoin, Bitcoin Cash, Ethereum, LiteCoin and PureCoin as payment without the risk associated with the volatility of the cryptocurrency markets. Alt 5 Pay automatically converts payment made digital instruments into US dollars, Canadian dollars or Euro.

Alt 5 Pay can be fully integrated into any ecommerce platform or online checkout using Alt 5 Pay’s API and or Alt 5 Pay’s pre-programed widget, and or can be used by creating and sending an invoice to the customers.

Alt 5 Pay is addressed to any small, medium or large enterprise globally who is looking to expand their market by accepting digital instruments as payment without the risk associated with price volatility and or security.

Alt 5 Pay currently has a total of 83 registered merchants as at September 25, 2020

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Alt 5 Prime - www.alt5prime.com

Alt 5 Prime is a compliant alternative investment order management and order routing system for banks, broker dealers, clearing firms, funds, and registered investment advisors. Alt 5 Prime enables our member clients to offer alternative investment products to their customers, including Bitcoin, Bitcoin Cash, Ethereum, Litecoin, Physical Gold & Silver as well as access to global alternative investment trading venues.

Alt 5 Prime offers its FINRA registered clients with a front, middle and back office technology enabling them to offer alternative investments in the form of digital instruments to their customers. Alt 5 Prime provides unlimited users, uniform KYC and AML process, email transaction confirmation, monthly statements, annual profit and loss statements, commission management and reporting and compliance with NY BitLicense, Money Transmitter License in 49 States and Registration with both FinCen and FinTrack.

Alt 5 Prime is mainly addressed to FINRA-registered broker dealers. According to the most recent information from FINRA, there are 3,712 broker-dealers registered and under FINRA’s supervision, representing 629,112 registered representatives.

Alt 5 Prime is planned to launch in Q2-2021

ALT 5 Coins - www.alt5coins.com

Alt 5 Coins is an online platform/ website which enables retail customers globally to buy, or sell digital instruments. The simple to use platform allows users to click buy or sell and to utilize their credit card or bank transfer to purchase Bitcoin, Bitcoin Cash, Bitcoin SV, Ethereum, LiteCoin, Ripple and Pure (USDp). The pricing of the digital instruments are provided in US dollar, Canadian dollar, Euro and USDp.

Alt 5 Coins is aimed at the global retail market, where individuals can purchase a small amount of digital instruments

Alt 5 Coins is planned to launch in Q1-2021

ALT 5 Gold & Silver -www.alt5gold.com

Alt 5 Gold & Silver is an online platform/ website which enables retail customers globally to buy, sell or hold physical gold and physical silver. The simple to use platform allows users to click buy or sell and to utilize their credit card or bank transfer or Pure Coin to purchase Physical Gold and or Physical Silver. The gold and silver are stored at approved insured facilities in Dubai and or Montreal. There are no storage fees to the client and the physical gold and or silver can be physically delivered globally via an insured delivery service.

Alt 5 Gold & Silver is aimed at the global retail market, where individuals can purchase a small amount of physical gold and or silver.

Alt 5 Gold & Silver is planned to launch in the first quarter of 2021.

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ALT 5 ATMs - www.alt5atm.com

Alt 5 ATM is a connectivity and liquidity service to providers of Bitcoin ATMs. Alt 5 ATM enables providers to automatically link their ATMs to a live marketplace to offer best price execution and live inventory.

Alt 5 ATM is also a reseller of Bitcoin ATMs globally.

This service is addressed to operators of Bitcoin ATMs globally. It is estimated that there are currently 9,500 Bitcoin ATMs globally with approximately 83% located in North America. Source: www.statista.com

ALT 5 POS - www.alt5pos.com

Alt 5 POS is a service offered through an integration with Poynt’s point of sale which enables over 100,000 merchants globally to accept cryptocurrencies as payment without the risks associated with price volatility and security. The seamless integration into Poynt’s point of sale terminal enables merchants to accept Bitcoin, Bitcoin Cash, Ethereum, LiteCoin, Ripple and Pure and automatically convert into US dollars, Canadian dollars and or Euro.

Alt 5 POS is planned to launch in the second quarter of 2021.

Alt 5 Bill Payments

Alt 5 Payments is a service intended for the global retail market, which enables customers to make regular payments such as a phone bill, gas bill, taxes, using cryptocurrency. Customers pay using Bitcoin, Bitcoin Cash, Ethereum, LiteCoin and Pure Coin, and Alt 5 Bill Payment automatically pays the merchant in US dollars, Canadian dollars or Euros. The instantaneous conversion eliminates price volatility and security risks for the merchant.

Alt 5 Bill Payments is planned to launch in the third quarter of 2021.

ALT 5 Connect –White Label Product Suite www.alt5connect.com

We offer white labeled version of some or all of our products to customers under the Alt 5 Connect brand. When licensed as complete suite Alt 5 Connect provides customers with the ability to quickly deploy a complete turnkey solution which includes eKYC, AML, market liquidity, banking, and custodianship.

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Alt 5 Pure Coin - www.purecoin.com

Alt 5 Pure Coin is a stable coin, whereby for each coin issued there is an equivalent US dollar in a custodian account designed for global marketplace participants who have time sensitive settlement issues such as global import and export markets and or financial markets.

The Pure Coin is available in US dollar under the symbol USDp and soon available in Canadian dollar under the symbol CADp and also soon available in Euro under the symbol EURp.

Alt 5 Pure Coin is an ERC20 token/coin, and smart contract built on the Ethereum blockchain. For every Pure coin issued, one US dollar is deposited into a custodian bank account, and for every Pure coin reclaimed, the coin is automatically burned. Thus, at all times, there is a balance between issued coins and fiat under deposits.

Alt 5 Pure Coin is planned to launch in the fourth quarter of 2020.

Customers

Some of our existing customers include:

WorldMarkets.io is a peer to peer blockchain marketplace for Digital Assets, tokens and tokenized securities. WorldMarkets provides a transparent, safe and efficient trading platform to buy, sell and hold digital assets. www.worldmarkets.io

Wynston Hill Capital LLC is a full-service registered broker-dealer that works with established companies across a diverse universe of industries. The Company distinguishes itself by adding value to our individual clients by comprehending and focusing on the short and long term financial and strategic goals of our clients. We strive on our relationship based approach – utilizing our diverse network of contacts as an opportunity to develop long-lasting partnership for both clients and partners. www.wynstonhillcapital.com

BitDonate Inc. is a Digital Asset donation management platform specifically designed for charities and causes. BitDonate helps nonprofits swiftly and easily gain access to a whole new class of donors. www.bitdonate.org

Equities.com is a financial information portal which provides retail investors with news, quotes and market driven content through their website portal at www.equities.com

CWPay is a payment gateway and processor for international merchants. www.cwbpay.com

KoreConX is the first all-in-one platform for private companies to manage company records, capital market activity, fundraising and investments https://www.koreconx.com/

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ChainMyne is a digital instruments exchange platform www.chainmyne.com

GlobalBlock now offers Institutional, Private and Corporate clients the ability to buy and sell cryptocurrencies via our dedicated trading platform in addition to our more traditional phone dealing service. Our non-leveraged system offers real depth of liquidity, institutional spreads and transparent fees to all clients, and as clients can load either crypto or fiat and trade directly with market makers, it means that unlike providers with a synthetic offering, any balances in crypto or fiat are fully deliverable to clients. https://www.globalblock.co.uk.

Beyond Markets is an offshore alternative trading platform, specializing in the trading of registered private securities. www.beyondmarketstrading.com and www.beyondmarkets.io

Market description of our main target market:

The Company’s products and services are designed for use by banks, broker dealers, funds, family offices, professional traders, retail traders, digital asset exchanges, financial information providers, and Blockchain developers, with our main target market and focus are FINRA-registered broker dealers.

According to the most recent information from FINRA, there are 3,712 broker-dealers registered and under FINRA’s supervision, representing 629,112 registered representatives.

According to SIFMA (“Securities Industry and Financial Markets Association”) the U.S. equity markets are the largest in the world and offer the deepest and most liquid and efficient market in the world. The US equity market represents $32 trillion or approximately 38% of the $85 trillion in global equity market capitalization.

In comparison, the current global market capitalization of Digital Assets was $ billion as of , with Bitcoin leading the way at $ billion or % of the total capitalization.

It is the Company’s belief, estimate and extrapolation that 3% of assets currently allocated in US equity will be transferred to digital assets over the next 36 to 60 months resulting in an exponential increase in market capitalization of Digital Assets. Taking into account the recent statistics by SIFMA, 3% represents a total of $960 billion to be transferred to Digital Assets in the US alone, which could have an effect of increasing the market capitalization by a factor of 20 to $2.7 trillion in market capitalization globally and average trading volume of digital assets have been on average 19% of the total market capitalization, and this would represent daily trading volumes of $540 billion globally and $205 billion in the US.

The Company further believes that retail and institutional investors will continue to seek advice, trade execution, and safe keeping of their assets including digital assets such as Bitcoin to their FINRA-registered broker-dealers. Therefore, we believe that our main target market, FINRA broker-dealers will aggregate 90% of the daily trading volume, representing $184 billion of daily trading volume or $67.2 trillion in annual trading volume and revenues of $4.65 billion.

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References:

www.finra.org , www.sifma.org (State of the Capital Markets, 2018 Snapshot, September 2018), www.coinmarketcap.com, IBISwold, securities brokering in the US is $155 billion in 2018 and therefore 3% is $4.65 billion www.ibisworld.com .

Market Overview

Digital instruments, also known as, digital assets or cryptocurrencies have grown in popularity with retail investors over the past several years and have begun to gain acceptability as an alternative asset class by more and more institutional investors.

Since the launch of Bitcoin in 2009, daily trading volumes across all digital asset exchanges have steadily grown and exceeds several billion U.S. Dollar equivalents. In total, there are an estimated 2,000+ digital assets traded on more than 500 active exchanges globally. There are five exchanges that exceed $1 billion U.S. Dollar equivalent in daily trading volume and 20 have more than $100 million U.S. Dollar equivalent daily trading volume. The top 10 cryptocurrencies alone each have market caps of over $1 billion U.S. Dollar equivalent.

Despite its growing popularity, the market is fragmented with most exchanges facing issues of security, accessibility, compliancy, transparency and liquidity.

Competition

The digital assets market is a relatively new industry and only a handful of companies have emerged as recognized brands providing exchange or trading platforms such as Coinbase, Kraken and Binance. These platforms target the retail digital asset investors but currently account for the largest trading volume in dollar equivalent and number of coins traded. Alternatively, several institutional exchanges have been announced such as ErisX and or Fidelity Digital Assets, yet as of the date hereof, none have been launched. We believe that some of the leading financial institutions will build versus buy technology to become a venue to trade and provide custodian services, but most financial institution will buy the technology to be able to be effectively and quickly providing these services to their customers and prevent the attrition of assets under management due to the movement of same to digital assets investments.

Sales and Marketing

It is the company’s strategy to target its primary market through conferences, tradeshows, direct mailing and other digital advertising. The company intends on concentrating its marketing efforts in the United States and Canada as well as establishing partnerships in other markets such as Europe, and Asia.

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Revenue Model

Alt 5 Sigma generates revenue through four main line items.

1.	Installation or a onetime setup fee, which may vary depending on size and depth of installation and may range from $5,000 to $1,000,000, with a typical installation being $50,000.

2.	Monthly maintenance, which may also vary depending on the size and depth of installation and may range from $3,500 to $25,000 per month.

3.	Transaction fees equal to 0.50% on all transactions, buy and or sell

4.	Custodian fees equal to 1% annual fee calculated on the average assets in custodian.

5.	Software Development, although a limited revenue item for the Company, clients may require customization and or specific software development and said software development is performed on an hourly basis at a rate of $500 per hour.

7. DESCRIPTION OF PROPERTY

The Company’s principal place of business is situated at 420 Lexington Avenue, Suite 2320, New York, NY 10170. We have additional offices in Montreal, Canada. The Company owns no real property.

8. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

We are a development stage company and since inception, we have devoted most of our efforts to refining our business plan and developing our platform.

Results of Operations

Six Months Ended June 30, 2020 and June 30, 2019

Revenue

We had revenue in the amount of $74,500 for the six month period ended June 30, 2020 as compared to $53,091 for the comparable period ended June 30, 2019, an increase of $21,409 or 40%.

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Operating Expense

Operating expenses were $252,279 for the six month period ended June 30, 2020 and $1,027,350 for the six month period ended June 30, 2019, and decrease of $775,071 or 75%. The significant decrease in operating expenses was as a result of a significant decrease in professional fees during the earlier period associated with auditing of our financial statements and the development our business plan in 2019.

Net Loss

We had a net loss of $177,779 for the six month period ended June 30, 2020, a decrease of $928,797 from a net loss of $1,106,576 for the six month period ended June 30, 2019. The significant decrease in net loss was as a result of significant decrease in our operating expenses.

Years Ended December 31, 2019 and December 31, 2018

Revenue

We had revenue in the amount of $211,113 for the year ended December 31, 2019 as compared to $128,214 for the year ended December 31, 2018, an increase of $82,899 or 65%. The significant increase in revenue was as a result of the ramping up of operations during 2019.

Operating Expense

Operating expenses were $1,998,317 for the year ended December 31, 2019, a slight decrease from $2,058,882 in operating expenses for the year ended December 31, 2018.

Net Loss

We had a net loss of $1,787,204 for the year ended December 31, 2019, a decrease of $143,464 or 7% from a net loss of $1,930,668 for the year ended December 31, 2018.

Liquidity and Capital Resources

We have incurred negative cash flow from operations since our inception. As of June 30, 2020, we had cash of $181,675 and accounts receivable of $227,329 and an accumulated deficit of $ 4,170,495. The Company’s negative operating cash flow since inception has been funded through stockholder equity investments and loans.

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We will require substantial additional capital over the next several years in order to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies or otherwise respond to competitive pressures and opportunities.

Although we intend on developing our growth strategy with our proceeds, there is no guarantee that we will be able to execute such a plan within our target time. Developing the project will depend highly on our funds, the availability of those funds, and the size of the fund raised. The Company plans to pursue its strategy of the business. There can be no assurance of the Company’s ability to do so or that additional capital will be available to the Company. If so, the Company’s investment objective of developing the business will be adversely affected and the Company may not be able to pursue its project opportunity if it is unable to finance such buildup. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company. There can be no assurance that additional capital will be available to the Company. If we are successful at raising capital by issuing more stock, or securities which are convertible into shares of the Company, your investment will be diluted as a result of such issuance.

We are highly dependent upon the success of this offering, as described herein. Therefore, the failure thereof would result in the need to seek capital from other resources such as taking loans, which would likely not even be possible for the Company. However, if such financing were available, because we are an early stage company with no operations within the Company to date, we would likely have to pay additional costs associated with high risk loans and be subject to an above market interest rate. At such time these funds are required, management would evaluate the terms of such debt financing. If the Company cannot raise additional proceeds via a private placement of its equity or debt securities, or secure a loan, the Company may be required to cease business operations. As a result, investors may lose all of their investment.

Off-Balance Sheet Arrangements

As of September 30, 2020, we did not have any off-balance sheet arrangements.

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9. DIRECTORS, EXECUTIVE OFFICERS

AND SIGNIFICANT EMPLOYEES

The table below lists the Company’s directors and executive officers, their ages as of As of September 30, 2020, we did not have any off-balance sheet arrangements, and the date of their first appointment to such positions. Each position is currently held with an indefinite term of office.

Name	Position	Age	Date of First Appointment

Executive Officers and Directors
Andre Beauchesne (1, 3, 5, 6)	Chairman, CEO	62	March 2018
Lawrence Cannon (1,2, 5)	Director	71	May 2018
Janet Stemberger (1, 2, 5)	Director	40	June 2019
Eric Piscini (1, 2, 3, 4)	Director	50	April 2018
René Villemure (1, 2, 3, 4)	Director	60	April 2018
Louis-Thomas Labbe (1, 2, 4)	Director	65	June 2019

(1)	Board Member
(2)	Independent director
(3)	Audit Committee Member
(4)	Compensation Committee Member
(5)	Nomination Committee Member
(6)	Committees Chairman

Executive Officers and Directors

André Beauchesne, Chairman

André Beauchesne is a serial entrepreneur with 35 years’ experience in management. Mr. Beauchesne has founded, bought and sold a dozen companies in various industries including advertising, finance, retail, and technology. Mr. Beauchesne is also the President of Beauchesne Capital, a family office and serves on many boards of directors and committees.

Honorable Lawrence Cannon, Director

The Honorable Lawrence Cannon is a leading business advisor and consultant in a private practice. Mr. Cannon has held several Canadian ministerial positions, such as Minister of Transport, and Minister of Foreign Affairs as well as diplomatic position as the Canadian Ambassador to France under two Prime Ministers, namely Stephen Harper and Justin Trudeau.

Janet Stemberger, Director

Janet Stemberger is the Global head of Client Success and Contributor relations at Visible Alpha, a Leading investment technology firm. Prior to joining Visible Alpha, Mrs. Stemberger was the Senior Vice-President of Global Sales for Standard and Poors Global.

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Eric Piscini, Director

Eric Piscini is the Chief Operating Officer of Citizens Reserve, a blockchain company specializing in supply chain solutions. Prior to his current occupation, Mr. Piscinis was Deloitte’s Global Blockchain and Digital Asset Leader as well as Principal Consultant in the financial services practice.

René Villemure, Director

René Villemure is a world renowned ethicist and founder of Ethikos LLC, a strategic advisory firm specializing in ethics. Mr. Villemure’s clients are governments, politicians, as well as large public and private corporations globally.

Thomas Labbé, Director

Thomas Labbé is the President and Chief Executive Officer of Gallagher Quebec, Canada. Mr. Labbé began his career in the insurance industry in 1979 and has held various positions including President and CEO of Willis Canada from 1981 to 2005. Mr. Labbé also works with several non-profit organizations including the University of Montreal Hospital Centre.

Eric Piscini, Director

Eric Piscini is the Global Vice-President of Blockchain for IBM Watson Health. Prior to joining IBM, Mr. Piscini served as Chief Operating Officer of Citizens Reserve, a blockchain company specializing in supply chain solutions and served as Deloitte’s Global Blockchain and Digital Asset Leader as well as Principal Consultant in the financial services practice.

Officers

André Beauchesne, President & CEO

André Beauchesne is a serial entrepreneur with 35 years’ experience in management. Mr. Beauchesne has founded, bought and sold a dozen companies in various industries including advertising, finance, retail, and technology. Mr. Beauchesne is also the President of Beauchesne Capital, a family office and serves on many boards of directors and committees.

Corey Szames, Chief Technology Officer

Corey Szames is an experiences information technology manager with 20 year experience in software development. Mr. Szames is a full stack developer focusing on blockchain development, artificial intelligence and big data modeling. Prior to joining the company, mr. Szames was CTO at BigSpinMedia, and Vice-President of Development at Cosmic New Media.

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Board Committees

Our board of directors has established three standing committees —audit, compensation and nominating and corporate governance —each of which will operate under a charter that has been approved by our board of directors. We intend to appoint persons to the board of directors and committees of the board of directors as required meeting the corporate governance requirements of a national securities exchange.

Audit Committee

We appointed four members of our board of directors to the audit committee, one of whom qualifies as an audit committee financial expert within the meaning of SEC regulations and the NASDAQ Listing Rules. In making a determination on which member qualifies as a financial expert, our board of directors has considered the formal education and nature and scope of such members’ previous experience.

Upon the completion of this offering, our audit committee will be responsible for, among other things:

●	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

●	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

●	reviewing, with our independent registered public accounting firm, all critical accounting policies and procedures;

●	reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;

●	reviewing and discussing with management and our independent registered public accounting firm our annual audited financial statements and any certification, report, opinion or review rendered by our independent registered public accounting firm;

●	reviewing and investigating conduct alleged to be in violation of our code of conduct;

●	reviewing and approving related party transactions;

●	preparing the audit committee report required in our annual proxy statement; and

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Compensation Committee

We have appointed four members of our board of directors to the compensation committee. Our compensation committee will assist our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. Upon the completion of this offering, our compensation committee will be responsible for, among other things:

●	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

●	reviewing and approving the following compensation for our Chief Executive Officer and our other executive officers: salaries, bonuses, incentive compensation, equity awards benefits and perquisites;

●	recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;

●	recommending compensation programs for directors;

●	preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC;

●	making and approving grants of options and other equity awards to all executive officers, directors and all other eligible individuals; and

●	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

In carrying out these responsibilities, the compensation committee will review all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.

Nominating and Corporate Governance Committee

We have appointed at four members of our board of directors to the nominating and corporate governance committee.

Our nominating and corporate governance committee is responsible for, among other things:

•	assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;

•	developing, recommending and reviewing corporate governance principles and a code of conduct applicable to us;

•	assisting our board of directors in its evaluation of the performance of our board of directors and each committee thereof; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

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Significant Employees

We currently have 7 employees working full time on behalf of the company.

Family Relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by the company to become a director or executive officer.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our directors, officers and employees and will be available on our corporate website following the completion of the offering. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act to the extent required by applicable rules and exchange requirements.

10. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of directors or executive officers.

		Cash	Other	Total
	Capacities in which	compensation	compensation	compensation
Name	compensation was received	($)	($)	($)
Andre Beauchesne	Chairman & CEO	180,000	300,000	480,000

Compensation of Directors

We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We have no long-term incentive plans in place at the moment, but reserve the right to put one in place in the future.

Employee Benefit Plans

We believe that our ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of our employees, consultants and directors with the financial interests of our stockholders. In addition, we believe that our ability to grant options and other equity-based awards helps us to attract, retain and motivate employees, consultants and directors and encourages them to devote their best efforts to our business and financial success.

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11. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Set forth below is information regarding the beneficial ownership of our common stock, our only outstanding class of capital stock, as of September 30, 2020 by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of our common stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Ownership Pre-Offering

	Amount and	Amount and nature of
	nature of	beneficial	Percent
	beneficial	ownership	of class
Name and address of beneficial owner (1)	ownership (2)	acquirable	(3)
Andre Beauchesne (4)	9,133,333	-	55.6%
Lawrence Cannon	100,000	-	0.6%
Louis Thoma Labbe	150,000	-	0.9%
Eric Piscini	100,000	-	0.6%
Janet Stemberger	100,000	-	0.6%
Rene Villemure	200,000	-	1.2%
All directors and officers as a group (76 persons)	9,783,333	-	59.6%

(1)	The address of those listed is c/o Alt 5 Sigma, Inc., 420 Lexington Avenue; Suite 2320, New York, NY 10170.
(2)	Unless otherwise indicated, all shares are owned directly by the beneficial owner.
(3)	Based on 16,428,526 shares outstanding pre-offering.
(4)	Includes shares owned by entities controlled by Andre Beauchesne.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our Common Stock. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this offering concludes, due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

47

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least one year, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•	1% of the number of shares of our Common Stock then outstanding; or

•	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person with the SEC of a notice on Form 144 with respect to the sale;

provided that, in each case, we have been subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Persons replying on Rule 144 to transact in our Common Stock must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Persons relying on Rule 701 to transact in our Common Stock, however, are required to wait until 90 days after the date of this Offering Circular before selling shares pursuant to Rule 701.

12. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Since inception, except for the below mentioned major related party business transactions, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

Conflicts of Interest and Corporate Opportunities

The officers and directors have acknowledged that under Delaware Corporate law that they must present to the Company any business opportunity presented to them as an individual that met the Delaware’s standard for a corporate opportunity: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation’s line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his own, the corporate fiduciary will thereby be placed in a position inimical to their duties to the corporation. This is enforceable and binding upon the officers and directors as it is part of the Code of Ethics that every officer and director is required to execute. However, the Company has not adopted formal written policies or procedures regarding the process for how these corporate opportunities are to be presented to the Board. It is the Company’s intention to adopt such policies and procedures in the immediate future.

48

13. SECURITIES BEING OFFERED

Our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”) and 10,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”).

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, as amended, and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

Voting rights. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

Dividends. Subject to preferences that may be applicable to any then-outstanding preferred stock (in the event we create preferred stock), holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock that may be created in the future.

Other Rights. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may create in the future.

49

Preferred Stock

The Board of Directors hereby authorized from time to time to provide by resolution for the issuance of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock, and to determine with respect to each such series the number of shares in such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, powers, preferences, qualifications, limitations, restrictions and the relative, participating, optional or other special rights, if any appertaining thereto including, without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any series (which may be one vote per share or a fraction or multiple of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or non-cumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Company, and the rights, if any, of the holders of Preferred Stock of any series to convert or exchange such Preferred Stock of such series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such right to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

We have not issued any shares of Preferred Stock.

Warrants

In connection with an October 2018 private placement of convertible debentures, we issued two-years warrants to purchaser shares of our Common Stock at an exercise price of $5.00 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Issuer Direct, Inc., as the transfer agent. The address of the transfer agent and registrar is 500 Perimeter Park Drive, Suite D, Morrisville NC 27560 and its telephone number is (919) 481-4000.

50

14. FINANCIAL STATEMENTS

ALT 5 SIGMA, INC.

Interim Consolidated Financial Statements

June 30, 2020

(in United States dollars)

51

La Posta & Associates

8530 rue du Champ-d’Eau

Saint-Léonard, Qc  H1P 1Y3

INDEPENDENT AUDITOR'S REVIEW

To the Shareholders and the Board of Directors of

ALT 5 SIGMA, INC.

We have reviewed the accompanying balance sheet of Alt 5 Sigma, Inc as of June 30, 2020 and the related statements of operations, retained earnings, and cash flows for the period of six months then ended. A review includes primarily applying analytical procedures to management's financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management Responsibility Paragraph

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements.

Accountant’s Responsibility Paragraph

Our responsibility is to conduct the reviews in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. Those standards require us to perform procedures to obtain limited assurance that there are no material modifications that should be made to the financial statements. We believe that the results of our procedures provide a reasonable basis for our report.

Limited Assurance Paragraph

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Franco La Posta 1

September 28, 2020

1 CPA auditor, CA, public accountancy permit no. A106908

F-1

ALT 5 SIGMA, INC.

Consolidated Interim Balance sheets As at (in United States dollars)

		June 30,	December 31,
	Notes	2020	2019
			(Audited)
		$	$
Assets
Current
Cash		181,675	120,758
Trade and other receivables	2	227,329	173,802
Prepaid expenses and other		2,429	7,161
Loan of cryptocurrency	3	160,673	71,436
Current assets		572,106	373,157
Long-term
Equipment	4	3,322	4,429
Intangible assets	5	372,800	402,363
Total assets		948,228	779,949

Liabilities
Current
Trade and other payables	6	948,007	711,473
Loan of cryptocurrency payable	3	141,458	49,228
Convertible debentures	7	1,969,735	1,897,133
Current liabilities		3,059,200	2,657,834
Long-term
Deferred income taxes		18,841	18,841
		3,078,041	2,676,675
Stockholders’ Deficit

Share capital 13,428,526 (13,395,193 in 2019) issued common shares (200,000,000 authorized common shares, participating and carrying one	8	13,428	13,395
Additional paid in capital		1,886,897	1,886,897
Accumulated other comprehensive income		140,357	125,189
Accumulated deficit		(4,170,495)	(3,922,207)
Total stockholders’ equity		(2,129,813)	(1,896,726)
Total liabilities and stockholders’ equity		948,228	779,949

Approved on behalf of the Board:

/s/ Andre Beauchesne
Andre Beauchesne
CEO

See notes to financial statements.

F-2

ALT 5 SIGMA, INC.

Consolidated Interim Statements of operations For the six months ended June 30, 2020 and 2019 (in United States dollars)

	Notes	2020	2019
		$	$
Revenue		74,500	53,091

Operating expenses
Professional fees		85,951	720,577
Travel and entertainment		1,403	23,962
Management fees	6	60,000	90,000
Amortization		30,670	-
Marketing		8,916	25,635
Salaries and benefits		27,611	62,631
Office expenses		1,011	6,673
Rent		24,267	39,033
Insurance		-	55,706
Telecommunications		2,260	2,193
Bank charges		7,696	940
Tax and permits		2,494	-
		252,279	1,027,350
Loss from operations		(177,779)	(974,259)

Other income (expense)
Foreign exchange loss		2,093	-
Interest expense		(72,602)	(132,317)
		(70,509)	(132,317)
Net loss		(248,288)	(1,106,576)
Foreign currency translation gain		15,168	-
Total comprehensive loss		(233,120)	(1,106,576)

See notes to financial statements.

F-3

ALT 5 SIGMA, INC. Consolidated Interim Statements of changes in stockholders’ deficit For the six months ended June 30, 2020 and 2019 (in United States dollars)

				Accumulated
	Common Shares		Additional	other
	Shares	Amount	Paid-In Capital	comprehensive income	Accumulated Deficit	Total deficit
	$	$	$		$	$
Balance, December 31, 2019	13,395,193	13,395	1,886,897	125,189	(3,922,207)	(1,896,726)
Issuance of common shares	33,333	33	-	-	-	33
Foreign currency translation gain	-	-	-	15,168	-	15,168
Net loss for the period	-	-	-	-	(248,288)	(248,288)
Balance, June 30, 2020	13,428,526	13,428	1,886,897	140,357	(4,170,495)	(2,129,813)

Balance, December 31, 2018	11,511,000	11,511	1,837,975	43,091	(1,976,396)	(83,819
Net loss for the period	-	-	-	-	(1,106,576)	(1,106,576
Balance, June 30, 2019	11,511,000	11,511	1,837,975	43,091	(3,082,972)	(1,190,395

See notes to financial statements.

F-4

ALT 5 SIGMA, INC.
Consolidated Interim Statements of cash flows
For the six months ended June 30, 2020 and 2019
(in United States dollars)

	2020	2019
	$	$
Operating Activities
Net loss	(248,288)	(1,106,576)
Adjustments to net loss for non-cash items
Amortization	30,670	-
Accretion on convertible debentures	72,602	-
Unrealized foreign exchange gain	(2,093)	-
	(147,109)	(1,106,576)
Net change in working capital items	190,732	1,008,971
Net operating cash flows	43,623	(97,605)
Investing Activities
Purchase of equipment	-	-

Net investing cash flows	-	-
Financing Activities
Convertible debenture	-	866,448
Issuance of common shares	33	-
Net financing cash flows	33	866,448
Increase in cash	43,656	768,843
Effect of exchange rate changes on cash	17,261	(462,132)
Net increase in cash	60,917	306,711
Cash, beginning of the period	120,758	64,231
Cash, end of the period	181,675	370,942

See notes to financial statements.

F-5

ALT 5 SIGMA, INC.
Notes to interim financial statements
For the period of six months ended June 30, 2020 and 2019
(in United States dollars)

1.	Organization and summary of significant accounting policies and going concern

Organization

The Company and its wholly-owned subsidiaries, Alt 5 Sigma Canada Inc. and Alt 5 AI Inc. (hereafter “the Group”), were incorporated under the laws of the State of Delaware on March 5, 2018 and under the Canadian Business Corporations Act (R.S.C., 1985, c. C-44). The Group is engaged in connecting financial institutions to the crypto global markets.

Basis of presentation and going concern

As reflected in the accompanying financial statements, the Company has a net loss in operations of $248,288 for the period of six months ended June 30, 2020. Furthermore, the Company has a working capital deficit, accumulated deficit and stockholders’ deficit of $2,489,523, $4,170,495 and $,129,813, respectively, at June 30, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the date these financial statements were available to be issued. The ability of the Company to continue as a going concern is dependent on the Company’s ability to implement its business plan, raise capital, and generate more revenues. Currently, management is seeking capital to implement its business plan. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Group’s consolidated financial statements are prepared in accordance with U.S. GAAP and presented in U.S. dollars.

Principles of consolidation
The Group’s financial statements consolidate those of the Company and its wholly-owned subsidiaries as at June 30, 2020. The subsidiaries has a reporting date of June 30.

All transactions and balances between the consolidated companies are eliminated on consolidation, including unrealized gains and losses on transactions between the companies.

Risks and uncertainties for development stage company

The Company is considered to be in an early stage. Our activities since inception include devoting substantially all of the Company’s efforts to business planning and development. Additionally, the Company has allocated a substantial portion of its time and investment to the completion of the Company’s development activities to launch its marketing plan and generate revenues and to raising capital. The Company has not generated revenue from operations and has not begun construction of any Bio-oil facilities. The Company’s activities during this early stage are subject to significant risks and uncertainties.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of prepaid license fee, estimate of a contingent loss, and the valuation of deferred tax assets.

F-6

ALT 5 SIGMA, INC.
Notes to interim financial statements
For the period of six months ended June 30, 2020 and 2019
(in United States dollars)

1.	Organization and summary of significant accounting policies and going concern (continued)

Fair value measurements and fair value of financial instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

	Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
	Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
	Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The estimated fair value of certain financial instruments, including accounts payable, accrued expenses and loans payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Legal and Other Contingencies

The outcomes of legal proceedings and claims brought against the Company are subject to significant uncertainty. An estimated loss from a loss contingency such as a legal proceeding or claim is accrued by a charge to income if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. When legal costs that the entity expects to incur in defending itself in connection with a loss contingency accrual are expected to be material, the loss should factor in all costs and, if the legal costs are reasonably estimable, they should be accrued in accordance with ASC 450, regardless of whether a liability can be estimated for the contingency itself. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. Changes in these factors could materially impact the financial statements.

F-7

ALT 5 SIGMA, INC.
Notes to interim financial statements
For the period of six months ended June 30, 2020 and 2019
(in United States dollars)

1.	Organization and summary of significant accounting policies and going concern (continued)

Income taxes

The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold is measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Net loss per share of common stock

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. At June 30, 2020, the Company has 13,428,526 securities outstanding.

F-8

ALT 5 SIGMA, INC.
Notes to interim financial statements
For the period of six months ended June 30, 2020 and 2019
(in United States dollars)

1.	Organization and summary of significant accounting policies and going concern (continued)

Recent accounting pronouncements

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share” (Topic 260). The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The adoption of this guidance had no material impact on its accounting and disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies several aspects of the accounting for nonemployee share- based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU No. 2018-07 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted, but entities may not adopt prior to adopting the new revenue recognition guidance in ASC 606. The adoption of this guidance had no material impact on its accounting and disclosures.

In August 2018, the FASB issued ASU 2018-13, “Changes to Disclosure Requirements for Fair Value Measurements”, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is assessing ASU 2018-07 and does not expect it to have a material impact on its accounting and disclosures.

Other accounting standards which were not effective until after June 30, 2020 are not expected to have a material impact on the Company’s financial position or results of operations.

Equipment
Equipment is accounted for at acquisition cost less accumulated depreciation. Depreciation is based on estimated useful life using the straight-line method and for the following period:

Period
Furniture	3 years

Useful lives of depreciable assets
Management reviews its estimate of the useful lives of depreciable assets at each reporting date, based on the expected utility of the assets.

F-9

ALT 5 SIGMA, INC.
Notes to interim financial statements
For the period of six months ended June 30, 2020 and 2019
(in United States dollars)

1.	Organization and summary of significant accounting policies and going concern (continued)

Intangible assets

Intangible assets not subject to amortization must be tested for impairment annually and, more frequently, when events or changes in circumstances occur that indicate that their carrying amount may not be recoverable.

Intangible assets with finite useful lives are amortized over their estimated useful lives according to the straight-line method over five years. Included in this group is the platform.

Testing of intangible assets not subject to amortization for impairment only when events or changes in circumstances occur that indicate that their carrying amount may not be recoverable.

The Company reviews its intangible assets not subject to amortization annually and, more frequently, when events or changes in circumstances occur and its intangible assets with finite useful lives for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable. The Company measures impairment by comparing the asset’s estimated fair value to its carrying amount. The estimated fair value of the platform is based on estimated future cash flows to be generated by the assets, discounted at a market rate of interest. The estimated fair value of the cryptocurrency is determined using reputable cryptocurrency exchange platforms designed to track the fair value prices of cryptocurrencies.

Loans of cryptocurrency
Receivable

Loans of cryptocurrency receivable are accounted for at the fair value as at the date of the transaction. They are subsequently tested for impairment as are the cryptocurrency described in the intangible assets section.

Payable
Loans of cryptocurrency payable are accounted for at amortized cost.

Convertible instruments

U.S. GAAP requires companies to bifurcate conversion options and certain other features from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract; (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in consolidated income as they occur; and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable U.S. G.A.A.P.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible debentures for the intrinsic value of the conversion options embedded in the debt instruments based upon the differences between the fair value of the underlying common shares at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company has not recorded any beneficial conversion feature as at June 30, 2020 as the embedded conversion options in its notes payable do not meet the firm commitment criterion as described under applicable U.S. G.A.A.P.

F-10

ALT 5 SIGMA, INC.
Notes to interim financial statements
For the period of six months ended June 30, 2020 and 2019
(in United States dollars)

1.	Organization and summary of significant accounting policies and going concern (continued)

Equity

Common shares and preferred shares represent the par value of the total number of shares issued by the Company. If shares are issued when warrants are exercised, the common shares account also comprises the compensation costs previously recorded as additional paid-in capital. If shares are issued upon the exercise of the conversion option related to the convertible instruments, the common shares account also comprises the equity component of the convertible instruments.

Additional paid-in capital includes charges related to the fair value of warrants until such equity instruments are exercised, in which case the amounts are transferred to common shares. If convertible instruments are not exercised at the expiry of the convertible instruments, the equity component of the convertible instrument is transferred to additional paid-in capital.

Accumulated other consolidated comprehensive income comprises foreign currency translation difference arising from the translation of financial statements of the Company’s foreign subsidiary in Canadian dollars to the US dollar presentation currency of the Group.

Deficit includes all current and prior losses.

Revenue recognition

The Group recognizes revenue, primarily from cryptocurrency platform setup, maintenance and transaction fees, when persuasive evidence of an arrangement exists, delivery to the customer has occurred, the price of the buyer is fixed or determinable and collection is reasonably assured.

Share-based compensation

The Company accounts for share-based compensation under ASC 718 Compensation – Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in shares-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company treats share-based transactions with its non-employee directors as if they were employees.

The Company accounts for share-based compensation awards to non-employees in accordance with ASC 505-50 Equity-based Payments to Non-employees. Under ASC 505-50, the Company determines the fair value of the warrants or share-based compensation awards granted as either whichever is more reliably measurable. Any warrants issued to non-employees are recorded in expense and additional paid-in capital in shareholder’s deficiency over the applicable service periods using variable accounting through the vesting dates based on the fair value of the warrants at the end of each period.

F-11

ALT 5 SIGMA, INC.
Notes to interim financial statements
For the period of six months ended June 30, 2020 and 2019
(in United States dollars)

2.	Trade and other receivables

	June 30, 2020	December 31, 2019
Trade receivables	$206,233	$142,704
Sales taxes receivable	18,078	28,080
Interest receivable	2,272	2,272
Advance from a director, without interest	746	746
	227,329	173,802

3.	Loans of cryptocurrency

The loans are due on demand at the end of each month. The finance charges are recorded in the interest expense and interest revenue on the consolidated statement of operations and comprehensive loss.

4.	Equipment

		June 30, 2020		December 31, 2019
		Accumulated	Net carrying	Net carrying
	Cost	amortization	amount	amount
Furniture	6,643	3,321	3,322	4,429

5.	Intangible assets

		June 30, 2020		December 31, 2019
	Platform	Cryptocurrency	Total	Total
Net, beginning of the
period	238,818	163,545	402,363	362,710
Additions	-	-	-	99,356
Amortization	(29,563)	-	(29,563)	(59,703)
Impairment	-	-	-	-
Net	209,255	163,545	372,800	402,363

F-12

ALT 5 SIGMA, INC.
Notes to interim financial statements
For the period of six months ended June 30, 2020 and 2019
(in United States dollars)

6.	Trade and other payables

	June 30, 2020	December 31, 2019
Trade payables	$830,113	$628,397
Management fee payable (a)	110,000	70,000
Salaries payable	5,124	10,236
Interest payable	2,770	2,840
	948,007	711,473

(a)	The management fees are due to a company which is owned by the Chairman of the Board, who also is the primary shareholder of the Group via limited partnership and which he is the sole member of. Management fee expense during the period was $60,000.

7.	Convertible debentures

On October 15, 2018, the Company issued $75,000 of convertible debentures to an investor for cash. The debentures bear interest at 12% per annum and are due and renewable 1 year after.

In 2019, the Company issued $1,746,133 of convertible debentures to investors for cash. The debentures bear interest at 12% per annum and are due and renewable 1 year after.

The debentures are convertible on a mandatory or optional basis into the Company’s common shares and warrants, as follows:

Mandatory conversion

Upon closing of a public offering by the Company of shares of its common shares in the gross amount of at least $5 million (hereafter “a Qualified Financing”) the debentures will automatically and on a mandatory basis convert (hereafter “the Mandatory Conversion”) into the Company’s common shares (hereafter “the Conversion Shares”), at a price of $3 per share (hereafter “the Conversion Price”) of the Qualified Financing. The Mandatory Conversion will include the unpaid principal amount of the debentures plus any accrued and unpaid interest.

Optional conversion

In the absence of a Qualified Financing, the debentures may at any time, on or prior to the Maturity Date, convert at the option of the Holder (hereafter “the Optional Conversion”) into the Company’s common shares at the Conversion Price. The Optional Conversion will include the unpaid principal amount of the debentures plus any accrued and unpaid interest

Warrants

For each two Conversion Shares received as a result of the Conversion, the holder will be issued one warrant to purchase one of the Company’s common share at an exercise price of $5. The warrants will be exercisable at any time for a period of tow years from the date of the Conversion.

Prepayment
The Company may prepay the principal amount outstanding in whole or in part at any time without penalty provided that the Company pays all accrued and unpaid interest.

F-13

ALT 5 SIGMA, INC.
Notes to interim financial statements
For the period of six months ended June 30, 2020 and 2019
(in United States dollars)

8.	Share Capital

The commons shares have a par value of $0.001 per share.

During the period ended December 31, 2018, 11,511,000 common shares were issued for a consideration of $956,312 in cash, crypto-exchange platform of $188,200, cryptocurrency of $101,434, $30,110 subscriptions receivable and $601,523 share-based compensation expense. During 2018, the shares outstanding were subject to a reverse stock split of 3:1.

During the period ended December 31, 2019, 1,884,193 common shares were issued for a share for debt transaction.

During the period of six months ended June 30, 2020, 33,333 common shares were issued for a consideration of $33 in cash.

9.	Commitments

The Company has entered into a long-term lease agreement expiring on March 31, 2020 which call for monthly lease payments of $6,241 for the rental of the office space. The lease has not been renewed as of today.

10.	Concentrations

Concentration of credit risk

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institution. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of June 30, 2020, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

F-14

ALT 5 SIGMA, INC.

Consolidated Financial Statements

December 31, 2019 and December 31, 2018

(in United States dollars)

F-15

   La Posta & Associates

8530 rue du Champ-d’Eau

Saint-Léonard, QcH1P 1Y3

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and the Board of Directors of

ALT 5 SIGMA, INC.

Opinion on the financial Statements

We have audited the accompanying consolidated balance sheets of ALT 5 Sigma, Inc. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in an early stage and has a net loss in operations of $1,787,204 and $1,930,668, respectively, for the years ended December 31, 2019 and 2018. Furthermore, the Company has a working capital deficit, accumulated deficit and stockholders’ deficit of $2,291,838, $3,922,207 and $1,896,726, respectively, at December 31, 2019. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on the Company’s financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were I engaged to perform, an audit of internal control over financial reporting. As part of my audits I am required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion.

My audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. My audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. I believe that my audits provide a reasonable basis for my opinion.

/s/ Franco La Posta 1

September 25, 2020

1 CPA auditor, CA, public accountancy permit no. A106908

See notes to financial statements.

F-16

ALT 5 SIGMA, INC. Consolidated Balance sheets As at December 31 (in United States dollars)

	Notes	2019	2018
		$	$
Assets
Current
Cash		120,758	64,231
Trade and other receivables	2	173,802	176,712
Prepaid expenses and other		7,161	5,306
Loan of cryptocurrency	3	71,436	22,484
Current assets		373,157	268,733
Long-term
Equipment	4	4,429	2,668
Intangible assets	5	402,363	362,710
Total assets		779,949	634,111

Liabilities
Current
Trade and other payables	6	711,473	450,268
Loan of cryptocurrency payable	3	49,228	194,103
Convertible debentures	7	1,897,133	72,813
Current liabilities		2,657,834	717,184
Long-term
Deferred income taxes	11	18,841	746
		2,676,675	717,930
Stockholders’ Deficit
Share capital 13,395,193 (11,511,000 in 2018) issued common shares (200,000,000 authorized common shares, participating and carrying one	8	13,395	11,511
Additional paid in capital		1,886,897	1,837,975
Accumulated other comprehensive income		125,189	43,091
Accumulated deficit		(3,922,207)	(1,976,396)
Total stockholders’ equity		(1,896,726)	(83,819)
Total liabilities and stockholders’ equity		779,949	634,111

Approved on behalf of the Board:

/s/ Andre Beauchesne
Andre Beauchesne
CEO

See notes to financial statements.

F-17

ALT 5 SIGMA, INC.

Consolidated Statements of operations For the years ended December 31 (in United States dollars)

	Notes	2019	2018
		$	$

Revenue		211,113	128,214
Operating expenses
Professional fees		862,782	994,932
Subcontracts		66,276	-
Share-based compensation		-	601,523
Travel and entertainment		89,828	171,015
Management fees	6	378,218	150,000
Impairment loss	5	-	34,712
Amortization		61,343	-
Marketing		125,026	32,484
Salaries and benefits		130,546	28,258
Office expenses		33,232	25,796
Rent		118,428	13,443
Electricity		14,555	-
Insurance		58,871	3,296
Telecommunications		10,922	1,730
Bank charges		21,540	1,568
Tax and permits		26,750	125
		1,998,317	2,058,882
Loss from operations		(1,787,204)	(1,930,668)
Other income (expense)
Loss on disposal of intangible assets		-	(31,089)
Foreign exchange loss		(13,525)	(13,541)
Interest expense		(145,204)	(3,535)
Interest revenue		122	2,437
		(158,607)	(45,728)
Net loss		(1,945,811)	(1,976,396)
Foreign currency translation gain		82,098	43,091
Total comprehensive loss		(1,863,713)	(1,933,305)

See notes to financial statements.

F-18

ALT 5 SIGMA, INC. Consolidated Statements of changes in stockholders’ deficit (in United States dollars)

				Accumulated
	Common Shares		Additional	other
	Shares	Amount	Paid-In Capital	comprehensive income	Accumulated Deficit	Total deficit
		$	$	$	$	$
Balance, December 31, 2018	11,511,000	11,511	1,837,975	43,091	(1,976,396)	(83,819)
Issuance of common shares	1,884,193	1,884	-	-	-	1,884
Warrants (a)	-	-	48,922	-	-	48,922
Foreign currency translation gain	-	-	-	82,098	-	82,098
Net loss for the period	-	-	-	-	(1,945,811)	(1,945,811)
Balance, December 31, 2019	13,395,193	13,395	1,886,897	125,189	(3,922,207)	(1,896,726)

Issuance of common shares	11,511,000	11,511	1,866,068	-	-	1,877,579
Subscription receivable	-	-	(30,110)	-	-	(30,110)
Warrants (a)	-	-	2,017	-	-	2,017
Foreign currency translation gain	-	-	-	43,091	-	43,091
Net loss for the period	-	-	-	-	(1,976,396)	(1,976,396)
Balance, December 31, 2018	11,511,000	11,511	1,837,975	43,091	(1,976,396)	(83,819)

(a) Presented net of deferred income tax expense of $18,095 in 2019 and $746 in 2018.

See notes to financial statements.

F-19

ALT 5 SIGMA, INC.
Consolidated Statements of cash flows
For the years ended December 31
(in United States dollars)

	2019	2018
	$	$
Operating Activities
Net loss	(1,945,811)	(1,976,396)
Adjustments to net loss for non-cash items
Share-based compensation	-	601,523
Impairment loss	-	34,712
Amortization	61,343	-
Loss on disposal of intangible assets	-	31,089
Accretion on convertible debentures	145,204	576
Unrealized foreign exchange gain	(31,535)	(36,558)
	(1,770,799)	(1,345,054)
Net change in working capital items	68,423	324,615
Net operating cash flows	(1,702,376)	(1,020,439)

Investing Activities
Purchase of equipment	(3,004)	(2,809)
Purchase of intangible assets	(24,500)	(57,791)
Proceeds from disposal of intangible assets	-	117,339
Net investing cash flows	27,504	56,739

Financing Activities
Convertible debenture	1,679,116	72,237
Warrants	67,017	2,763
Issuance of common shares	1,884	956,312
Net financing cash flows	1,748,017	1,031,312
Increase in cash	73,145	67,612
Effect of exchange rate changes on cash	(16,618)	(3,381)
Net increase in cash	56,527	64,231
Cash, beginning of the period	64,231	-
Cash, end of the period	120,758	64,231

See notes to financial statements.

F-20

ALT 5 SIGMA, INC. Notes to financial statements For the years ended December 31, 2019 and 2018 (in United States dollars)

1.	Organization and summary of significant accounting policies and going concern

Organization

The Company and its wholly-owned subsidiaries, Alt 5 Sigma Canada Inc. and Alt 5 AI Inc. (hereafter “the Group”), were incorporated under the laws of the State of Delaware on March 5, 2018 and under the Canadian Business Corporations Act (R.S.C., 1985, c. C-44). The Group is engaged in connecting financial institutions to the crypto global markets.

Basis of presentation and going concern

As reflected in the accompanying financial statements, the Company has a net loss in operations of $1,787,204 and $1,930,668, respectively, for the years endedDecember31,2019and2018. Furthermore, the Company has a working capital deficit, accumulated deficit and stockholders’ deficit of $2,291,838, $3,922,207 and $1,896,726, respectively, at December 31, 2019. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the date these financial statements were available to be issued. The ability of the Company to continue as a going concern is dependent on the Company’s ability to implement its business plan, raise capital, and generate more revenues. Currently, management is seeking capital to implement its business plan. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Group’s consolidated financial statements are prepared in accordance with U.S. GAAP and presented in U.S. dollars.

Principles of consolidation
The Group’s financial statements consolidate those of the Company and its wholly-owned subsidiaries as at December 31, 2019 The subsidiaries has a reporting date of December 31.

All transactions and balances between the consolidated companies are eliminated on consolidation, including unrealized gains and losses on transactions between the companies.

Risks and uncertainties for development stage company

The Company is considered to be in an early stage. Our activities since inception include devoting substantially all of the Company’s efforts to business planning and development. Additionally, the Company has allocated a substantial portion of its time and investment to the completion of the Company’s development activities to launch its marketing plan and generate revenues and to raising capital. The Company has not generated revenue from operations and has not begun construction of any Bio-oil facilities. The Company’s activities during this early stage are subject to significant risks and uncertainties.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of prepaid license fee, estimate of a contingent loss, and the valuation of deferred tax assets.

F-21

ALT 5 SIGMA, INC. Notes to financial statements For the years ended December 31, 2019 and 2018 (in United States dollars)

1.	Organization and summary of significant accounting policies and going concern (continued)

Fair value measurements and fair value of financial instruments

The Company adopted Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that requires the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

These inputs are prioritized below:

	Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities
	Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data
	Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the Financial Accounting Standard Board’s (“FASB”) accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The estimated fair value of certain financial instruments, including accounts payable, accrued expenses and loans payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Legal and Other Contingencies

The outcomes of legal proceedings and claims brought against the Company are subject to significant uncertainty. An estimated loss from a loss contingency such as a legal proceeding or claim is accrued by a charge to income if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. When legal costs that the entity expects to incur in defending itself in connection with a loss contingency accrual are expected to be material, the loss should factor in all costs and, if the legal costs are reasonably estimable, they should be accrued in accordance with ASC 450, regardless of whether a liability can be estimated for the contingency itself. Disclosure of a contingency is required if there is at least a reasonable possibility that a loss has been incurred. Changes in these factors could materially impact the financial statements.

F-22

ALT 5 SIGMA, INC. Notes to financial statements For the years ended December 31, 2019 and 2018 (in United States dollars)

1.	Organization and summary of significant accounting policies and going concern (continued)

Income taxes

The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold is measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Net loss per share of common stock

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. At December 31, 2019 and 2018, the Company has 13,395,193 securities outstanding.

F-23

ALT 5 SIGMA, INC. Notes to financial statements For the years ended December 31, 2019 and 2018 (in United States dollars)

1.	Organization and summary of significant accounting policies and going concern (continued)

Recent accounting pronouncements

In July 2017, the FASB issued ASU 2017-11 “Earnings Per Share” (Topic 260). The amendments in the update change the classification of certain equity-linked financial instruments (or embedded features) with down round features. The amendments also clarify existing disclosure requirements for equity-classified instruments. For freestanding equity-classified financial instruments, the amendments require entities that present earnings per share (“EPS”) in accordance with Topic 260, Earnings Per Share, to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features would be subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For public business entities, the amendments in Part I of this update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The adoption of this guidance had no material impact on its accounting and disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies several aspects of the accounting for nonemployee share- based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU No. 2018-07 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted, but entities may not adopt prior to adopting the new revenue recognition guidance in ASC 606. The adoption of this guidance had no material impact on its accounting and disclosures.

In August 2018, the FASB issued ASU 2018-13, “Changes to Disclosure Requirements for Fair Value Measurements”, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is assessing ASU 2018-07 and does not expect it to have a material impact on its accounting and disclosures.

Other accounting standards which were not effective until after December 31, 2019 are not expected to have a material impact on the Company’s financial position or results of operations.

Equipment
Equipment is accounted for at acquisition cost less accumulated depreciation. Depreciation is based on estimated useful life using the straight-line method and for the following period:

Period
Furniture	3 years

Useful lives of depreciable assets
Management reviews its estimate of the useful lives of depreciable assets at each reporting date, based on the expected utility of the assets.

F-24

ALT 5 SIGMA, INC. Notes to financial statements For the years ended December 31, 2019 and 2018 (in United States dollars)

1.	Organization and summary of significant accounting policies and going concern (continued)

Intangible assets

Intangible assets not subject to amortization must be tested for impairment annually and, more frequently, when events or changes in circumstances occur that indicate that their carrying amount may not be recoverable.

Intangible assets with finite useful lives are amortized over their estimated useful lives according to the straight-line method over five years. Included in this group is the platform.

Testing of intangible assets not subject to amortization for impairment only when events or changes in circumstances occur that indicate that their carrying amount may not be recoverable.

The Company reviews its intangible assets not subject to amortization annually and, more frequently, when events or changes in circumstances occur and its intangible assets with finite useful lives for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable. The Company measures impairment by comparing the asset’s estimated fair value to its carrying amount. The estimated fair value of the platform is based on estimated future cash flows to be generated by the assets, discounted at a market rate of interest. The estimated fair value of the cryptocurrency is determined using reputable cryptocurrency exchange platforms designed to track the fair value prices of cryptocurrencies.

Loans of cryptocurrency
Receivable

Loans of cryptocurrency receivable are accounted for at the fair value as at the date of the transaction. They are subsequently tested for impairment as are the cryptocurrency described in the intangible assets section.

Payable
Loans of cryptocurrency payable are accounted for at amortized cost.

Convertible instruments

U.S. GAAP requires companies to bifurcate conversion options and certain other features from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract; (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in consolidated income as they occur; and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable U.S. G.A.A.P.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible debentures for the intrinsic value of the conversion options embedded in the debt instruments based upon the differences between the fair value of the underlying common shares at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company has not recorded any beneficial conversion feature as at December 31, 2019 as the embedded conversion options in its notes payable do not meet the firm commitment criterion as described under applicable U.S. G.A.A.P.

F-25

ALT 5 SIGMA, INC. Notes to financial statements For the years ended December 31, 2019 and 2018 (in United States dollars)

1.	Organization and summary of significant accounting policies and going concern (continued)

Equity

Common shares and preferred shares represent the par value of the total number of shares issued by the Company. If shares are issued when warrants are exercised, the common shares account also comprises the compensation costs previously recorded as additional paid-in capital. If shares are issued upon the exercise of the conversion option related to the convertible instruments, the common shares account also comprises the equity component of the convertible instruments.

Additional paid-in capital includes charges related to the fair value of warrants until such equity instruments are exercised, in which case the amounts are transferred to common shares. If convertible instruments are not exercised at the expiry of the convertible instruments, the equity component of the convertible instrument is transferred to additional paid-in capital.

Accumulated other consolidated comprehensive income comprises foreign currency translation difference arising from the translation of financial statements of the Company’s foreign subsidiary in Canadian dollars to the US dollar presentation currency of the Group.

Deficit includes all current and prior losses.

Revenue recognition

The Group recognizes revenue, primarily from cryptocurrency platform setup, maintenance and transaction fees, when persuasive evidence of an arrangement exists, delivery to the customer has occurred, the price of the buyer is fixed or determinable and collection is reasonably assured.

Share-based compensation

The Company accounts for share-based compensation under ASC 718 Compensation – Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in shares-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company treats share-based transactions with its non-employee directors as if they were employees.

The Company accounts for share-based compensation awards to non-employees in accordance with ASC 505-50 Equity-based Payments to Non-employees. Under ASC 505-50, the Company determines the fair value of the warrants or share-based compensation awards granted as either whichever is more reliably measurable. Any warrants issued to non-employees are recorded in expense and additional paid-in capital in shareholder’s deficiency over the applicable service periods using variable accounting through the vesting dates based on the fair value of the warrants at the end of each period.

F-26

ALT 5 SIGMA, INC. Notes to financial statements For the years ended December 31, 2019 and 2018 (in United States dollars)

2.	Trade and other receivables

	2019	2018
Trade receivables	$142,704	$127,839
Sales taxes receivable	28,080	45,879
Interest receivable	2,272	2,248
Advance from a director, without interest	746	746
	173,802	176,712

3.	Loans of cryptocurrency

The loans are due on demand at the end of each month. The finance charges are recorded in the interest expense and interest revenue on the consolidated statement of operations and comprehensive loss.

4.	Equipment

		2019		2018
	Cost	Accumulated amortization	Net carrying amount	Net carrying amount
Furniture	6,643	2,214	4,429	2,668

5.	Intangible assets

		2019		2018
	Platform	Cryptocurrency	Total	Total
Net, beginning of the period	200,867	161,843	362,710	-
Additions	97,654	1,702	99,356	327,998
Amortization	(59,703)	-	(59,703)	-
Impairment	-	-	-	(34,712)
Net	238,818	163,545	402,363	362,710

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ALT 5 SIGMA, INC. Notes to financial statements For the years ended December 31, 2019 and 2018 (in United States dollars)

6.	Trade and other payables

	2019	2018
Trade payables	$628,397	$376,203
Management fee payable (a)	70,000	70,000
Salaries payable	10,236	1,254
Interest payable	2,840	2,811
	711,473	450,268

(a)	The management fees are due to a company which is owned by the Chairman of the Board, who also is the primary shareholder of the Group via limited partnership and which he is the sole member of. Management fee expense during the period was $180,000.

7.	Convertible debentures

On October 15, 2018, the Company issued $75,000 of convertible debentures to an investor for cash. The debentures bear interest at 12% per annum and are due and renewable 1 year after.

In 2019, the Company issued $1,746,133 of convertible debentures to investors for cash. The debentures bear interest at 12% per annum and are due and renewable 1 year after.

The debentures are convertible on a mandatory or optional basis into the Company’s common shares and warrants, as follows:

Mandatory conversion

Upon closing of a public offering by the Company of shares of its common shares in the gross amount of at least $5 million (hereafter “a Qualified Financing”) the debentures will automatically and on a mandatory basis convert (hereafter “the Mandatory Conversion”) into the Company’s common shares (hereafter “the Conversion Shares”), at a price of $3 per share (hereafter “the Conversion Price”) of the Qualified Financing. The Mandatory Conversion will include the unpaid principal amount of the debentures plus any accrued and unpaid interest.

Optional conversion

In the absence of a Qualified Financing, the debentures may at any time, on or prior to the Maturity Date, convert at the option of the Holder (hereafter “the Optional Conversion”) into the Company’s common shares at the Conversion Price. The Optional Conversion will include the unpaid principal amount of the debentures plus any accrued and unpaid interest

Warrants

For each two Conversion Shares received as a result of the Conversion, the holder will be issued one warrant to purchase one of the Company’s common share at an exercise price of $5. The warrants will be exercisable at any time for a period of tow years from the date of the Conversion.

Prepayment
The Company may prepay the principal amount outstanding in whole or in part at any time without penalty provided that the Company pays all accrued and unpaid interest.

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ALT 5 SIGMA, INC. Notes to financial statements For the years ended December 31, 2019 and 2018 (in United States dollars)

8.	Share Capital

The commons shares have a par value of $0.001 per share.

During the period ended December 31, 2018, 11,511,000 common shares were issued for a consideration of $956,312 in cash, crypto-exchange platform of $188,200, cryptocurrency of $101,434, $30,110 subscriptions receivable and $601,523 share-based compensation expense. During 2018, the shares outstanding were subject to a reverse stock split of 3:1.

During the period ended December 31, 2019, 1,884,193 common shares were issued for a share for debt transaction.

9.	Commitments

The Company has entered into a long-term lease agreement expiring on March 31, 2020 which call for monthly lease payments of $6,241 for the rental of the office space. Minimum lease payments for the next years are $74,892 in 2019 and $18,723 in 2020. The lease has not been renewed as of today.

10.	Concentrations

Concentration of credit risk

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with high credit quality financial institution. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2019, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

11.	Income taxes

The Company has incurred aggregate net operating losses of approximately $1,787,204 and $1,930,668  for income tax purposes as of December 31, 2019 and 2018 respectively. The net operating loss carries forward for United States income taxes, which may be available to reduce future years’ taxable income. Management believes that the realization of the benefits from these losses appears not more than likely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as necessary.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act decreases the U.S. corporate federal income tax rate from a maximum of 35% to a flat 21% effective January 1, 2018. The Act also includes a number of other provisions including, among others, the elimination of net operating loss carrybacks and limitations on the use of future losses, the repeal of the Alternative Minimum Tax regime and the repeal of the domestic production activities deduction. These provisions are not expected to have a material effect on the Corporation.

Given the significant complexity of the Act and anticipated additional implementation guidance from the Internal Revenue Service, further implications of the Act may be identified in future periods.

F-29

15. INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Certificate of Incorporation*
2.2	Amendment to Certificate of Incorporation*
2.3	Bylaws *
4.1	Form of Subscription Agreement*
5.1	Legal Opinion*
6.1	Share Exchange Agreement between Alt 5 Sigma, Inc. and Societé Ava Inc, *
11.1	Consent of Certified Public Accounting Firm*
11.2	Consent of Counsel *

* To be filed by Amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of New York, State of New York, on October 30, 2020.

Alt 5 Sigma, Inc.

By:	/s/ Andre Beauchesne
Name:	Andre Beauchesne
Title:	Chief Executive Officer and Director
(Principal Executive Officer, Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Andre Beauchesne	Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer)	October 30, 2020

/s/ René Villemure	Director	October 30, 2020

/s/ Louis-Thomas Labbe	Director	October 30, 2020

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